Exhibit 10.10
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION
SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
Among:
UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, as Buyer,
ROCKET MORTGAGE, LLC, as a Seller
and
ONE REVERSE MORTGAGE, LLC, as a Seller
Dated as of November 4, 2022
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SCHEDULES AND EXHIBITS

SCHEDULE 1        Representations and Warranties
SCHEDULE 2        Responsible Officers
SCHEDULE 3        Scheduled Indebtedness
SCHEDULE 4    Buyer and Seller Wiring Instructions
SCHEDULE 11(f)    Litigation

EXHIBIT A        Temporary Increase Request
EXHIBIT B        Form of Seller’s Officer Certificate
EXHIBIT C        Form of Servicer Notice
EXHIBIT D        Reserved
EXHIBIT E        Form of Power of Attorney
EXHIBIT F        Form of Section 7 Certificate
EXHIBIT G        Form of Security Release Certification

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SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
This is a SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (the “Agreement”), dated as of November 4, 2022, between Rocket Mortgage, LLC, a Michigan Limited Liability Company (the “Rocket Seller” and a “Seller”), One Reverse Mortgage, LLC, a Delaware Limited Liability Company (the “One Reverse Seller”, a “Seller” and together with Rocket Seller, collectively, the “Sellers”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, a Delaware corporation (the “Buyer”).
WHEREAS, this Agreement amends and restates in its entirety that certain Amended and Restated Master Repurchase Agreement, dated as of April 10, 2015 (the “Existing Repurchase Agreement”), by and between the Rocket Seller and the Buyer.
WHEREAS, One Reverse Seller desires to be joined to this Agreement in its capacity as a seller.
WHEREAS, the parties hereto have agreed, subject to the terms and conditions of this Agreement, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.APPLICABILITY
From time to time the parties hereto may enter into transactions in which Sellers agree to transfer to Buyer Mortgage Loans on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the related Seller such Mortgage Loans on a servicing released basis on the Repurchase Date, against the transfer of funds by Sellers. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder), unless otherwise agreed in writing. This Agreement constitutes a commitment by Buyer to enter into Transactions with Sellers under this Agreement not to exceed the Maximum Committed Purchase Price. Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement in excess of the Maximum Committed Purchase Price.
The Pricing Letter is one of the Program Documents as defined below. The Pricing Letter is incorporated by reference into this Agreement and the Sellers and Buyer agree to adhere to all terms, conditions and requirements of the Pricing Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Pricing Letter, the terms of the Pricing Letter shall govern.
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SECTION 2.DEFINITIONS
As used herein, the defined terms set forth below shall have the meanings set forth herein. Additionally, as used herein, the following terms shall have the meanings defined in the Uniform Commercial Code: accounts, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles and software), and supporting obligations, products and proceeds.
“1934 Act” shall have the meaning set forth in Section 33 of the Agreement.
“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), including all applicable official staff interpretations, or any successor rule, regulation or interpretation.
“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.
“Adjusted Mortgage Servicing Rights” shall mean the lesser of (a) the Capitalized Mortgage Servicing Rights of Rocket Seller and (b) the product of (i) the sum of (x) the weighted average servicing fee of Rocket Seller’s servicing portfolio, plus (y) 0.05%; (ii) the unpaid principal balance of Mortgage Loans serviced by Rocket Seller and (iii) the Independent Servicing Valuation Multiple.
“Affiliate” shall mean with respect to (i) any Seller or any of its Subsidiaries, such Seller and its Subsidiaries, and (ii) any other Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.
“Agency Approval” shall have the meaning set forth in Section 12(w) of the Agreement.
“Agency Certified Mortgage Loan” shall mean any (i) Purchased Mortgage Loan that is subject to a Transaction hereunder and is part of a pool of Purchased Mortgage Loans certified by the Custodian to such Agency as eligible to be either (a) purchased by such Agency or (b) swapped for a security issued by an Agency backed by such pool, in each case, in accordance with the terms of the guidelines issued by the applicable Agency, and (ii) the portion of any security issued by an Agency to the extent received in exchange for, and backed by a pool of, Purchased Mortgage Loans subject to a Transaction hereunder.
“Agency High LTV Mortgage Loan” shall mean a Mortgage Loan, which is secured by a first lien, and such Mortgage Loan (a) conforms to the requirements of an Agency for securitization or cash purchase and (b) has a LTV in excess of the amounts for Conforming Mortgage Loans but otherwise meets the requirements of the “High LTV Refinance Option” program implemented by Fannie Mae or the “Enhanced Relief Refinance” program implemented by Freddie Mac, as applicable.
“Agency-Required eNote Legend” shall mean the legend or paragraph required by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, to be set forth in the text of an eNote,

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which includes the provisions set forth on Exhibit I to the Custodial Agreement, as may be amended from time to time by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.
“Aging Limit” shall have the meaning specified in the Pricing Letter.
“Agreement” shall mean this Second Amended and Restated Master Repurchase Agreement among Buyer and the Sellers, dated as of the date hereof, as the same may be further amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Annual Financial Statement Date” shall have the meaning set forth in the Pricing Letter.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to a Seller or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(x) of the Agreement.
“Appraisal” shall mean an appraisal meeting the requirements of the representations and warranties set forth in paragraph (nn) on Schedule 1 hereto.
“Appraised Value” shall mean the value set forth in an Appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.
“Appropriate Federal Banking Agency” shall have the meaning ascribed to it by Section 1813(q) of Title 12 of the United States Code, as amended from time to time.
“Approved CPA” shall mean Ernst & Young, LLP or another certified public accountant approved by Buyer in writing in its sole discretion.
“Approved Investor” shall mean (i) any institution which has made a Takeout Commitment and has been approved by Buyer, and (ii) any Agency.
“Approved Mortgage Product” shall mean each Mortgage Product approved by Buyer as identified in the Pricing Letter. Notwithstanding any reference to a Mortgage Product herein, such Mortgage Product shall not be an Approved Mortgage Product unless expressly identified as such in the Pricing Letter.
“Approved Underwriting Guidelines” shall mean (i) the underwriting guidelines approved by Buyer in its sole discretion, or (ii) applicable Agency, FHA, VA, RD and HUD underwriting guidelines.

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“Asset Value” shall, with respect to each Eligible Mortgage Loan, as of any date of determination, have the meaning specified under the heading “Asset Value” on Schedule 1 to the Pricing Letter subject to modification pursuant to the terms below. Where a Purchased Mortgage Loan may qualify for two or more Asset Values hereunder, unless otherwise expressly agreed to by the Buyer in writing, such Purchased Mortgage Loan shall be assigned the lower Asset Value. Without limiting the generality of the foregoing, each Seller acknowledges that:
(a)the Asset Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:
(i)such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan or such Purchased Mortgage Loan does not comply with the representations and warranties set forth on Schedule 1 hereto in all material respects, and Buyer determines such breach is not capable of being remedied or has not been cured within the cure period prescribed by Buyer (not to exceed ten (10) Business Days of such breach);
(ii)such Purchased Mortgage Loan has been released from the possession of Buyer (other than to an Approved Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;
(iii)such Purchased Mortgage Loan has been released from the possession of Buyer to an Approved Investor pursuant to a Bailee Letter for a period in excess of sixty (60) calendar days;
(iv)such Purchased Mortgage Loan that is a Wet Loan for which the related Mortgage File has not been received by Buyer on or prior to the end of the Aging Limit for such Wet Loan; or
(v)such Purchased Mortgage Loan is rejected by the related Approved Investor or there shall occur a Takeout Failure and Sellers have not provided Buyer with written or electronic evidence that such Purchased Mortgage Loan is eligible for sale to another Approved Investor within three (3) Business Days;
(vi)the related Approved Investor has been subsequently disapproved by Buyer and Sellers have not provided Buyer with written or electronic evidence that such Purchased Mortgage Loan is eligible for sale to another Approved Investor within five (5) Business Days of written notice to Buyer of such disapproval or in the event Buyer has disapproved all Approved Investors (other than any Agency) that were previously approved and Sellers have not provided Buyer with written or electronic evidence that such Purchased Mortgage Loan is eligible for sale to another Approved Investor within thirty (30) calendar days of written notice to Buyer of such disapproval;
(vii)if such Purchased Mortgage Loan is a MERS Mortgage Loan, it is not properly registered on the MERS® System in accordance with the Electronic Tracking Agreement within (x) with respect to Purchased Mortgage Loans other than Correspondent Mortgage Loans, five (5) Business Days of the related Purchase Date and (y) with respect to Purchased Mortgage Loans that are Correspondent Mortgage Loans, fifteen (15) Business Days of the related Purchase Date;

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(viii)such Purchased Mortgage Loan is a Delinquent Mortgage Loan;
(ix)such Purchased Mortgage Loan has been subject to Transactions hereunder for a period of greater than its applicable Aging Limit; or
(x)Buyer has determined in its reasonable discretion that such Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale or securitization industry with respect to substantially similar Mortgage Loans; and
(b)the aggregate Asset Value of each Approved Mortgage Product shall not exceed the Concentration Limit for such applicable Approved Mortgage Product. If the aggregate Asset Value for any Approved Mortgage Product exceeds the applicable Concentration Limit, Buyer may, in its sole discretion, reduce the value of any related Purchased Mortgage Loans selected by Buyer to zero until the aggregate Asset Value for such Approved Mortgage Product is less than or equal to the applicable Concentration Limit.
“Assignment and Acceptance” shall have the meaning set forth in Section 18 of the Agreement.
“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage.
“Assignment of Proprietary Lease” shall mean the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.
“Authoritative Copy” shall mean, with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.
“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Benchmark” shall have the meaning specified in the Pricing Letter.
“Beneficial Ownership Certification” shall mean a certification or other means of providing the information (as deemed acceptable to Buyer in its good faith discretion) regarding beneficial ownership meeting the requirements of the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

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“Beneficial Tax Owners” shall have the meaning set forth in Section 7(e)(v) of the Agreement.
“Business Day” shall mean a day other than (a) a Saturday or Sunday or (b) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or the State of California.
“Buydown Amount” shall mean amounts held in the Operating Account to the extent not applied to the Obligations under this Agreement.
“Buyer” shall mean UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, its successors in interest and assigns pursuant to Section 18 and, with respect to Section 7, its participants.
“Capitalized Mortgage Servicing Rights” shall have the meaning set forth in the Pricing Letter.
“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of Buyer or its Affiliates or of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s and shall be valued at [***], (f)  securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the market value as of the date of determination of other marketable securities then held in Rocket Seller’s accounts, less any margin or other Indebtedness secured by any of such accounts, or (i) the Maximum Current Advance Capacity.
“Change in Control” shall mean:
(a)the acquisition by any other Person, or two (2) or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of any Seller at any time if after giving effect to such acquisition Rocket Companies, Inc. ceases to own, directly or indirectly, at least fifty percent (51%) of the voting power of any Seller’s outstanding equity interests; or
(b)the sale, transfer, or other disposition of all or substantially all of any Seller’s assets (excluding any such action taken in connection with any securitization

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transaction) outside of the ordinary course of business without Buyer’s prior written consent;
(c)the consummation of a merger or consolidation of a Seller with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), without Buyer’s prior written consent, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not direct or indirect stockholders of such Seller immediately prior to such merger, consolidation or other reorganization; or
(d)any transaction or event as a result of which One Mortgage Holdings, LLC ceases to hold, directly or indirectly, 100% of the Capital Stock of One Reverse Seller.
“Choice Renovation Loan” shall mean a Mortgage Loan that is originated in compliance with Freddie Mac’s ChoiceRenovation Loan program (as such program is amended, supplemented or otherwise modified, from time to time).
“Closing Protection Letter” shall mean a letter of indemnification from a title insurer addressed to a Seller and/or Buyer or for which Buyer is a third party beneficiary, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby and indemnifying such Seller and/or Buyer (directly or as a third party beneficiary) against losses incurred due to malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific escrow instructions specified by such Seller to the Settlement Agent with respect to the closing of the Mortgage Loan. The Closing Protection Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Closing Protection Letter which covers closings conducted by the Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.
“CLTA” shall mean California Land Title Association, or any successor thereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Concentration Limit” shall have the meaning specified in the Pricing Letter.
“Conforming Mortgage Loan” shall mean a Mortgage Loan, which is secured by a first lien, and such Mortgage Loan (a) conforms to the requirements of an Agency for securitization or purchase and has (i) a minimum FICO score of [***] and (ii) a DTI not more than [***] or (b) is eligible to be insured by FHA or guaranteed by VA or RD, as applicable, (excluding any Mortgage Loan which exceeds Agency guidelines for maximum general conventional loan amount) and (i) has a minimum FICO score of [***]; (ii) has a DTI not more than [***]; (iii) has a LTV not more than [***] and (iv) is not a HECM Loan.
“Confidential Information” shall have the meaning set forth in Section 31 of the Agreement.

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“Confidential Terms” shall have the meaning set forth in Section 31 of the Agreement.
“Confirmation” shall mean an electronic confirmation of a Transaction delivered by Buyer to Sellers in accordance with Section 3(c)(v) hereof.
“Control” shall mean, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-Sign, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” shall mean, with respect to an eNote, (a) if the Controller status of the eNote shall not have been transferred to (i) other than with respect to a Ginnie Mae eNote Pooled Loan, Buyer and (ii) with respect to a Ginnie Mae eNote Pooled Loan, Sellers, (b) (i) other than with respect to a Ginnie Mae eNote Pooled Loan, Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry (other than pursuant to a Bailee Letter) and (ii) with respect to a Ginnie Mae eNote Pooled Loan, Sellers shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (c) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial Agreement, or (d) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.
“Controller” shall mean, with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-Sign, as applicable.
“Co-op Corporation” shall mean, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Co-op Loan” shall mean a Mortgage Loan secured by the pledge of stock allocated to a Co-op Unit in a Co-op Corporation and collateral assignment of the related Proprietary Lease.
“Co-op Project” shall mean, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.
“Co-op Shares” shall mean, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a Stock Certificate.
“Co-op Unit” shall mean, with respect to any Co-op Loan, a specific unit in a Co-op Project.
“Correspondent Mortgage Loan” shall mean a Mortgage Loan originated by a third party originator and acquired by a Seller in accordance with such Seller’s correspondent Mortgage Loan program.
“Costs” shall have the meaning set forth in Section 15(a) of the Agreement.

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“Credit File” shall mean with respect to each Mortgage Loan, the documents and instruments relating to the origination and administration of such Mortgage Loan.
“Custodial Account” shall have the meaning set forth in Section 5(a) of the Agreement.
“Custodial Agreement” shall mean that certain Third Amended and Restated Custodial Agreement dated as of May 28, 2021, among Rocket Seller, Buyer and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Custodial Loan Transmission” shall have the meaning set forth in the Custodial Agreement.
“Custodian” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.
“DE Compare Ratio” shall mean the Two Year FHA Direct Endorsement Lender Compare Ratio, excluding streamline FHA refinancings, as made publicly available by HUD.
“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Defaulting Party” shall have the meaning set forth in Section 30 of the Agreement.
“Defective Mortgage Loan” shall mean a Mortgage Loan (a) which is in foreclosure, has been foreclosed upon or has been converted to real estate owned property, (b) for which the Mortgagor is in bankruptcy, (c) that is a Jumbo Mortgage Loan and is not subject to a valid and binding Takeout Commitment, (d) that is a Jumbo Mortgage Loan subject to a Takeout Commitment with respect to which a Seller or Approved Investor is in default beyond the applicable cure period in the Takeout Commitment, (e) that is a Jumbo Mortgage Loan that is rejected or excluded for any reason from, and pursuant to, the related Takeout Commitment by the Approved Investor beyond the applicable cure period in the Takeout Commitment, (f) that is a Jumbo Mortgage Loan that is not purchased by the Approved Investor in compliance with the applicable Takeout Commitment at or prior to the expiration or termination of the Takeout Commitment for any reason, or (g) that is not repurchased by a Seller in compliance with the provisions of Section 3(d).
“Delegatee” shall mean, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 29 days following the original Due Date for such Monthly Payment.
“Dollars” and “$” shall mean lawful money of the United States of America.

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“DTI” shall mean with respect to any Mortgagor, the ratio of the Mortgagor’s average monthly debt obligations to the Mortgagor’s average monthly gross income.
“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Due Diligence Cap” shall have the meaning specified in the Pricing Letter.
“Due Diligence Costs” shall have the meaning set forth in Section 17 of the Agreement.
“E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.
“Electronic Record” shall mean, as the context requires, (i) “Record” and “Electronic Record,” both as defined in E-Sign, and shall include but not be limited to, recorded telephone conversations, fax copies or electronic transmissions, including without limitation, those involving the Warehouse Electronic System, and (ii) with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.
“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Signature” shall have the meaning set forth in E-Sign.
“Electronic Tracking Agreement” shall mean one or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Purchased Mortgage Loans held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Buyer.
“Electronic Transactions” shall mean transactions conducted using Electronic Records and/or Electronic Signatures or fax copies of signatures.
“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which (a) is an Approved Mortgage Product, (b) complies in all material respects with the representations and warranties set forth on Schedule 1 hereto (assuming that they are made as of each date of determination), (c) is not a Defective Mortgage Loan and (d) is not a Delinquent Mortgage Loan.
“eMortgage Loan” shall mean a Mortgage Loan that is a Conforming Mortgage Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.

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“eNote” shall mean, with respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is a Transferable Record.
“eNote Delivery Requirement” shall have the meaning set forth in Section 3(c)(ii) of the Repurchase Agreement.
“eNote Replacement Failure” shall have the meaning set forth in the Custodial Agreement.
“eNote Secured Party” shall mean, with respect to a Ginnie Mae eNote Pooled Loan, the party designated in the MERS eRegistry as the “Secured Party”.
“eNote Secured Party Failure” shall mean, with respect to a Ginnie Mae eNote Pooled Loan, (a) if the eNote Secured Party status of the eNote shall not have been transferred to Ginnie Mae within one (1) Business Day of certification thereof, (b) Ginnie Mae shall otherwise not be designated as the eNote Secured Party in the MERS eRegistry, (c) if the eVault shall have released the Authoritative Copy of such eNote in contravention of the requirements of the Custodial Agreement, or (d) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.
“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and administrative rulings issued thereunder.
“ERISA Affiliate” shall, with respect to any Person, mean any Person which is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.
“ERISA Threshold” shall have the meaning specified in the Pricing Letter.
“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.
“eVault” shall mean an electronic repository established and maintained by the Custodian for delivery and storage of eNotes.
“Event of Default” shall have the meaning specified in Section 13 of the Agreement.
“Excess Proceeds” shall have the meaning set forth in Section 3(d) of the Agreement.
“Excluded Taxes” shall have the meaning set forth in Section 7(e) of the Agreement.

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“Executive Officer” shall mean the chief executive officer, chief operating officer or president of a Seller.
“Expenses” shall mean all present and future documented, out-of-pocket expenses incurred by or on behalf of Buyer in connection with this Agreement or any of the other Program Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.
“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.
“FDIA” shall have the meaning set forth in Section 32(d) of the Agreement.
“FDICIA” shall have the meaning set forth in Section 32(e) of the Agreement.
“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Certificate.
“FHA Mortgage Insurance Certificate” shall mean the certificate evidencing the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“FICO” shall mean Fair Isaac & Co., or any successor thereto.
“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the applicable Agency, FHA, VA or HUD.
“Financial Reporting Group” shall mean Rocket Mortgage and its consolidated subsidiaries, which constitute a single group for purposes of reporting Financial Statements.
“Financial Reporting Party” shall have the meaning specified in the Pricing Letter.
“Financial Statements” shall have the meaning set forth in Section 12(d) of the Agreement.

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“Freddie Mac” shall mean Federal Home Loan Mortgage Corporation, or any successor thereto.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.
“Ginnie Mae eNote Pooled Loan” shall mean an eMortgage Loan that is a part of a pool of Mortgage Loans certified to by a custodian to Ginnie Mae and that is eligible to be placed into the Ginnie Mae Mortgage-Backed Securities Program, as described in the Ginnie Mae Guide.
“Ginnie Mae Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.
“Ginnie Mae Modified Loan” shall mean a FHA Loan, VA Loan or RD Loan that (i) is modified in accordance with the Ginnie Mae guide, (ii) conforms to the requirements of Ginnie Mae for securitization; and (iii) is not a Wet Loan.
“GLB Act” shall have the meaning set forth in Section 31 of the Agreement.
“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing and with respect to any insured depository institution, including without limitation the Appropriate Federal Banking Agency.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

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“Hash Value” shall mean, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.
“HECM Loan” shall mean a home equity conversion Mortgage Loan which is (a) secured by a first lien and (b) is eligible to be insured by FHA.
“HECM Principal Balance” shall mean the principal balance of a HECM Loan (including without limitation all related servicing fees, scheduled payments and/or unscheduled payments, accrued interest and MIP Payments) reduced by all amounts received or collected in respect of principal on such HECM Loan.
“Hedge Agreement” shall mean, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Takeout Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller with a party and with terms, both reasonably acceptable to Buyer.
“High Balance Mortgage Loan” shall mean a Mortgage Loan other than a HECM Loan, which is secured by a first lien, and such Mortgage Loan (a) conforms to the requirements of an Agency for securitization or cash purchase; (b) has an original Mortgage Loan principal balance in excess of general conventional loan amounts for Conforming Mortgage Loans; (c) has an original Mortgage Loan principal balance that is less than the maximum high balance county limit for the county in which the related Mortgaged Property is located and (d) has a minimum FICO score of [***].
“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “high risk,” “high rate,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).
“HomeReady Mortgage Loan” shall mean a Mortgage Loan that is originated in compliance with Fannie Mae’s HomeReady mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time).
“HomeReady Renovation Mortgage Loan” shall mean a Mortgage Loan that is originated in compliance with Fannie Mae’s HomeReady mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time).
“HomeStyle Renovation Mortgage Loan” shall mean a Mortgage Loan that is originated in compliance with Fannie Mae’s HomeStyle Renovation mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time).
“HUD” shall mean the Department of Housing and Urban Development.

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“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.
“Indebtedness” shall mean, for any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are received, and all obligations of such Person to pay amounts under leases which are required under GAAP to be recorded as capital leases, (ii) Indebtedness of others Guaranteed by such Person, (iii) Indebtedness of others secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon Property (including without limitation accounts receivable and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment thereof, (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (v) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, and (vi) Indebtedness of general partnerships of which such Person is a general partner. Notwithstanding any of the foregoing to the contrary, “Indebtedness” shall not include (a) liabilities associated with Sellers’ or their respective subsidiaries’ securitized Home Equity Conversion Mortgage Loan inventory where such securitization does not meet the GAAP criteria for sale treatment, (b) loan loss reserves, (c) deferred taxes arising from capitalized excess service fees, (d) operating leases, (e) transactions for the sale of mortgage or home equity loans and (f) for all purposes other than determining if there is a cross default relating to Indebtedness under Section 13(g) of this Agreement, which shall include the following clauses (f)(i) through (f)(iii), (i) Subordinated Debt, (ii) obligations under Interest Rate Protection Agreements, or (iii) obligations related to treasury management, brokerage or trading-related arrangements.
“Indemnified Party” shall have the meaning set forth in Section 15(a) of the Agreement.
“Independent Servicing Valuation Firm” shall mean MountainView Servicing Group, LLC or a third party servicing valuation firm proposed by Rocket Seller and approved by Buyer in its sole discretion.
“Independent Servicing Valuation Multiple” shall mean the quotient of (a) the mid-point market value of a Seller’s servicing portfolio as a percentage of the unpaid principal balance of Mortgage Loans serviced by such Seller and (b) the weighted average servicing fee of such Seller’s servicing portfolio, each as determined by an Independent Servicing Valuation Firm.
“Insolvency Event” shall mean, for any Person:
(a)that such Person shall discontinue or abandon operation of its business; or
(b)that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or
(c)a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a

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receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding or appointment shall not be dismissed within thirty (30) days after instituted; or
(d)the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or
(e)that such Person shall become insolvent; or
(f)if such Person is a corporation, such Person, or any of its Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).
“Insured Depository Institution” shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.
“Jumbo Low FICO/High LTV Mortgage Loans” shall mean a Jumbo Mortgage Loan for which (a) the related Mortgaged Property has a LTV in excess of [***] but not greater than [***]; and/or (b) has a FICO score of at least [***] but not greater than [***].
“Jumbo Mortgage Loan” shall mean a Mortgage Loan which is secured by a first lien Mortgage that (a) has an original Mortgage Loan principal balance in excess of general Conforming Mortgage Loan limits but not in excess of [***] or such higher amount agreed to by Buyer in its sole discretion, (b) has an original Mortgage Loan principal balance in excess of the maximum high balance county limit for the county that the subject property is located in but not in excess of [***] or such higher amount agreed to by Buyer in its sole discretion; (c) meets the eligibility requirements of Buyer as determined in its sole discretion; provided, that such Mortgage Loan shall be deemed to meet such eligibility requirements if it meets the underwriting requirements of an Agency, except for the Conforming Mortgage Loan limits on principal balance and otherwise meets the requirements of this definition; provided, further, that any changes in Buyer’s eligibility requirements shall (x) not apply to Purchased Mortgage Loans, and (y) only apply to Mortgage Loans (other than Purchased Mortgage Loans) as of the date that is [***] after Buyer provides written notice to Sellers of such change in eligibility requirements, and (d) has a Takeout Commitment from an Approved Investor which meets the eligibility requirements under the definition of Takeout Commitment.
“Lien” shall mean any lien, charge, pledge, security interest, mortgage, deed of trust or other similar encumbrance.

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“Litigation Threshold” shall have the meaning specified in the Pricing Letter.
“Location” shall mean, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“LTV” shall mean (a) with respect to any Mortgage Loan other than an Agency High LTV Mortgage Loan or HECM Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the Appraised Value of the Mortgaged Property at origination, (b) with respect to any Mortgage Loan that is an Agency High LTV Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the Appraised Value of the Mortgaged Property as of the date such Mortgage Loan is funded as a refinanced Mortgage Loan under the “High LTV Refinance Option” program implemented by Fannie Mae or the “Enhanced Relief Refinance” program implemented by Freddie Mac, as applicable and (c) with respect to a HECM Loan, the current HECM Principal Balance.
“Maintenance Fee Rate” shall have the meaning specified in the Pricing Letter.
“Margin Call” shall have the meaning specified in Section 4(b) of the Agreement.
“Margin Deficit” shall have the meaning specified in Section 4(b) of the Agreement.
“Margin Threshold” shall have the meaning specified in the Pricing Letter.
“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Purchased Mortgage Loan could be sold on a servicing released basis as determined by Buyer in its sole discretion (which price may be determined to be zero) using a similar methodology that Buyer uses for similarly situated counterparties with similar Mortgage Products, which determination shall be made in good faith taking into account available objective indications of value such as TBA pricing, any identifiable market price for servicing rights, and/or valuation methodology which Buyer applies to comparable Mortgage Products (including servicing rights) in Buyer’s or its Affiliates’ portfolios. Buyer’s good faith determination of Market Value shall be conclusive upon the parties absent manifest error.
“Master Servicer Field” shall mean, with respect to an eNote, the field entitled, “Master Servicer” in the MERS eRegistry.
“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or financial condition of any Seller taken as a whole, (b) the ability of such Seller or any Affiliate to perform its obligations under any of the Program Documents to which it is a party or (c) the validity or enforceability (including, without limitation the ability of the Buyer to exercise remedies against any Seller) of any of the Program Documents.
“Maximum Aggregate Purchase Price” shall have the meaning set forth in the Pricing Letter.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

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“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.
“MERS Org ID” shall mean a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members, which assigned numbers for each of Buyer, Rocket Seller and Custodian have been provided to the parties hereto.
“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.
“Minimum Balance Requirement” shall have the meaning set forth in the Pricing Letter.
“MIP Payments” shall mean, with respect to a HECM Loan, all mortgage insurance premiums payable to either HUD or a private mortgage insurer, as set forth in the related Mortgage File.
“Modification Agreement” shall mean, with respect to a Ginnie Mae Modified Loan, the agreement that modifies the terms of the Mortgage Loan in accordance with the Ginnie Mae guide.
“Monthly Financial Statement Date” shall have the meaning set forth in the Pricing Letter.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.
“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.
“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the Co-op Shares and in the Proprietary Lease relating to such Co-op Shares.
“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in the Custodial Agreement.
“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

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“Mortgage Loan” shall mean any first lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit, life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.
“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by each Seller and delivered to Buyer via the Warehouse Electronic System and to Custodian as specified in the Custodial Agreement, which provides information relating to the Purchased Mortgage Loans in a format mutually acceptable to Buyer and Sellers.
“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
“Mortgage Product” shall have the meaning set forth in the Pricing Letter.
“Mortgaged Property” shall mean the real property or other Co-op Loan collateral securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.
“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.
“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) of the Agreement.
“Non-Exempt Buyer” shall have the meaning set forth in Section 7(e) of the Agreement.
“Nondefaulting Party” shall have the meaning set forth in Section 30 of the Agreement.
“Note Amount” shall mean the outstanding principal balance of a Mortgage Note.
“Obligations” shall mean any amounts owed by Sellers to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Program Documents whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.
“Operating Account” shall mean the account established pursuant to Section 9(d) of the Agreement.

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“Operating Account Rate” shall have the meaning specified in the Pricing Letter.
“Other Conforming Mortgage Loan” shall mean a Mortgage Loan, which is secured by a first lien, and such Mortgage Loan either (a) conforms to the requirements of an Agency for securitization or cash purchase or (b) is eligible to be insured by FHA, guaranteed by VA or guaranteed by RD (excluding any Mortgage Loan which exceeds Agency guidelines for maximum general conventional loan amount) but does not otherwise meet all of the requirements of a Conforming Mortgage Loan as set forth herein and is not a HECM Loan.
“Other Taxes” shall have the meaning set forth in Section 7(b) of the Agreement.
“P&I Control Agreement” shall mean that certain Treasury Management Services Controlled Collateral Account Service Agreement, dated as of September 16, 2011, by and among Buyer, JPMorgan Chase Bank, N.A. and Rocket Mortgage, as the same may be amended from time to time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall have the meaning set forth in Section 11(s) of the Agreement.
“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.
“Post-Default Rate” shall have the meaning set forth in the Pricing Letter.
“Power of Attorney” shall have the meaning set forth in Section 8(b) of the Agreement.
“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).
“Pricing Letter” shall mean that certain letter agreement among Buyer and the Sellers, dated as of November 4, 2022, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Pricing Rate” shall have the meaning set forth in the Pricing Letter.
“Pricing Spread” shall have the meaning set forth in the Pricing Letter.

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“Program Documents” shall mean this Agreement, the Pricing Letter, the Custodial Agreement, the Electronic Tracking Agreement, a Servicer Notice, if any, the P&I Control Agreement and the Power of Attorney.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proprietary Lease” shall mean the lease on a Co-op Unit evidencing the possessory interest of the owner of the Co-op Shares in such Co-op Unit.
“Purchase Advice” shall mean a list of Purchased Mortgage Loans that are requested to be repurchased in connection with a sale to an Approved Investor which shall set forth the loan identification numbers and related Takeout Price on a loan-by-loan and aggregate basis in an electronic format mutually agreed to by Buyer and Sellers.
“Purchase Advice Deficiency” shall have the meaning set forth in Section 3(d) of the Agreement.
“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Sellers to Buyer or its designee.
“Purchase Price” shall have the meaning set forth in the Pricing Letter.
“Purchase Price Percentage” shall have the meaning set forth in the Pricing Letter.
“Purchased Mortgage Loan” shall mean each Mortgage Loan sold by the related Seller to Buyer in a Transaction, as reflected in the Confirmation, and which has not been repurchased by such Seller hereunder.
“QM Rule” shall mean 12 CFR 1026.43(e) or 12 CFR 1026.43(d), including all applicable official staff interpretation, or any successor rule, regulation or interpretation.
“Qualified Mortgage” shall mean a Mortgage Loan that satisfies the criteria for a “qualified mortgage” or for a refinancing of non-standard mortgages as set forth in the QM Rule.
“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Approved Underwriting Guidelines.
“Rate Change Notice” shall have the meaning assigned thereto in Section 5(i).
“RD” shall mean the United States Department of Agriculture Rural Development and any successor thereto.
“RD Loan” shall mean a Mortgage Loan which is the subject of a RD Loan Guaranty Agreement as evidenced by a loan guaranty.

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“RD Loan Guaranty Agreement” shall mean the agreement evidencing the contractual obligation of the RD respecting the guaranty of an RD Loan.
“Recognition Agreement” shall mean, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.
“Relevant Governmental Body” shall have the meaning set forth in the Pricing Letter.
“Register” shall have the meaning set forth in Section 19(b) of the Agreement.
“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.
“Reporting Period” shall have the meaning provided in Section 11(s) of the Agreement.
“Repurchase Assets” shall have the meaning provided in Section 8(a) of the Agreement.
“Repurchase Date” shall mean the date on which a Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer which shall be the earliest of (i) the Termination Date or (ii) any date determined by application of the provisions of Sections 3(d) or 14.
“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (a) the Purchase Price; plus (b) any unpaid Price Differential.
“Requirement of Law” shall mean as to any Person, any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

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“Responsible Officer” shall mean an officer of each Seller listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time.
“Restricted Cash” shall mean for any Person, any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.
“Rocket Mortgage” shall mean Rocket Mortgage, LLC, or any successor in interest thereto.
“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.
“Sanctioned Country” shall mean at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” shall have the meaning set forth in Section 11(y) of the Agreement.
“Scheduled Indebtedness” shall have the meaning set forth in Section 11(n) of the Agreement.
“Scheduled Unavailability Date” shall have the meaning assigned thereto in Section 5(i).
“SEC” shall have the meaning set forth in Section 33 of the Agreement.
“Section 4402” shall have the meaning set forth in Section 30 of the Agreement.
“Section 7 Certificate” shall have the meaning set forth in Section 7(e)(ii) hereof.
“Security Release Certification” shall mean a security release certification substantially in the form of Exhibit G hereto.
“Seller” shall mean (a) Rocket Seller, (b) One Reverse Seller or (c) any successor in interest thereto.
“Servicer” shall mean Rocket Seller and any interim servicer of Correspondent Mortgage Loans and their successors in interest and assigns.
“Servicer Notice” shall mean to the extent applicable, the notice acknowledged by a third party servicer substantially in the form of Exhibit C hereto.

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“Servicing Agreement” shall have the meaning set forth in Section 16(b) of the Agreement.
“Servicing Rights” shall mean the rights of any Person to administer, service or subservice, the Purchased Mortgage Loans or to possess related Records.
“Servicing Term” shall have the meaning set forth in Section 16(a) of the Agreement.
“Settlement Agent” shall mean (i) a title insurance company or its agent that has been pre-approved by Buyer in its sole good faith discretion (including Title Source, Inc., which Buyer hereby pre-approves) for which Buyer is in receipt of a Closing Protection Letter (unless the title insurance company or its agent is also Title Source, Inc.) or (ii) a closing agent, other than a title insurance company or its agent, which has been pre-approved by Buyer in its sole good faith discretion.
“SIPA” shall have the meaning set forth in Section 33 of the Agreement.
“Sole Agent” shall have the meaning set forth in Section 3(b) of the Agreement.
“Specified Mortgage Loan” shall have the meaning specified in the Pricing Letter.
“Standstill Payment” shall have the meaning specified in the Pricing Letter.
“Stock Certificate” shall mean, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.
“Stock Power” shall mean, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.
“Subordinated Debt” shall mean, as of the date of determination thereof, all indebtedness which has been subordinated in writing to the obligations owing to Buyer hereunder on terms and conditions acceptable to Buyer.
“Subservicer” shall have the meaning set forth in Section 16(b) of the Agreement.
“Subservicer Field” shall mean, with respect to an eNote, the field entitled, “Subservicer” in the MERS eRegistry.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

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“Successor Rate” shall mean a rate determined by Buyer in accordance with Section 5(i) hereof.
“Successor Rate Conforming Changes”: shall mean with respect to any proposed Successor Rate, any technical, administrative or operational change (including any change to the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Buyer decides, in its sole discretion, may be appropriate to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Buyer in a manner substantially consistent with market practice (or, if the Buyer decides that adoption of any portion of such market practice is not administratively feasible or if the Buyer determines that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Buyer decides, in its sole discretion, is reasonably necessary in connection with the administration of this Agreement or any other Program Document).
“Successor Servicer” shall have the meaning set forth in Section 16(g) of the Agreement.
“Takeout Commitment” shall mean (a) with respect to Purchased Mortgage Loans other than Jumbo Mortgage Loans, either (i) a commitment of a Seller to sell one or more such Purchased Mortgage Loans to an Approved Investor (including an Agency) and the corresponding Approved Investor’s (including an Agency’s) commitment back to such Seller to effectuate the foregoing, which commitment may be in the form of a “to be allocated” (TBA) commitment for which the related Purchased Mortgage Loans are allocated or (ii) a commitment of an Agency to swap one or more Purchased Mortgage Loans for a security issued by an Agency, which commitment may be in the form of a “to be allocated” (TBA) commitment for which the related Purchased Mortgage Loans are allocated and (b) with respect to Purchased Mortgage Loans that are Jumbo Mortgage Loans, (i) a commitment of such Seller to sell one or more such Purchased Mortgage Loans to an Approved Investor which shall include evidence of an underwriting approval with respect to such Purchased Mortgage Loans and the corresponding Approved Investor’s commitment back to such Seller to effectuate the foregoing, or (ii) evidence that such Seller is granted delegated authority by the Approved Investor, which in each instance meets the requirements set forth in the definition of “Jumbo Mortgage Loan”.
“Takeout Failure” shall mean the failure of an Approved Investor to purchase a Purchased Mortgage Loan pursuant to a Takeout Commitment.
“Takeout Price” shall mean the price at which the Approved Investor has agreed to purchase a Purchased Mortgage Loan from the applicable Seller pursuant to a Takeout Commitment.
“Taxes” shall have the meaning set forth in Section 7(a) of the Agreement.
“Temporary Increase” shall have the meaning set forth in Section 3(e) of the Agreement.

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“Temporary Increase Request” shall mean a request by the Sellers for a Temporary Increase in the form of Exhibit A hereto.
“Temporary Maximum Aggregate Purchase Price” shall have the meaning set forth in Section 3(e) of the Agreement.
“Termination Date” shall have the meaning set forth in the Pricing Letter.
“Termination Option Expiration Date” shall have the meaning assigned thereto in Section 5(i).
“Third Party Participants” shall have the meaning set forth in Section 12(x) of the Agreement.
“Third Party Transaction Parties” shall have the meaning set forth in Section 17 of the Agreement.
“Transaction” shall have the meaning specified in Section 1 of the Agreement.
“Transaction Request” shall mean a request from Sellers to Buyer to enter into a Transaction, which shall be submitted electronically through the Warehouse Electronic System.
“Transfer of Control” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer Field or Subservicer Field of such eNote.
“Transferable Record” shall mean an Electronic Record under E-Sign and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“Treasury Regulations” shall mean regulations promulgated by the U.S. Department of the Treasury under the Code.
“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

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“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.
“Unauthorized Servicing Modification” shall mean, with respect to an eNote, an unauthorized Transfer of Location, an unauthorized Transfer of Servicing or any unauthorized change in any other information, status or data initiated by the Master Servicer, the Subservicer (if any) or a vendor of the Master Servicer or the Subservicer (if any) with respect to such eNote on the MERS eRegistry.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of the Agreement relating to such perfection or effect of perfection or non-perfection.
“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan” shall mean a Mortgage Loan which is the subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate.
“VA Loan Guaranty Agreement” shall mean the agreement evidencing the contractual obligation of the VA respecting the guaranty of a VA Loan.
“Warehouse Accounts” shall have the meaning set forth in Section 9(c) of the Agreement.
“Warehouse Electronic System” shall mean the system utilized by Buyer either directly, or through its vendors, and which may be accessed by Sellers in connection with delivering and obtaining information and requests in connection with the Program Documents.
“Warehouse Facility” shall mean a warehouse, repurchase, loan or other mortgage financing facility, early purchase program or as soon as pooled plus program.
“Warehouse Fees” shall have the meaning set forth in the Pricing Letter.
“Well Capitalized” shall mean, with respect to any Insured Depository Institution, the maintenance by such Insured Depository Institution of capital ratios at or above the required minimum levels for such capital category under the regulations promulgated pursuant to Section 1831(o) (“Prompt Corrective Action”) of the United States Code, as amended from time to time, by the Appropriate Federal Banking Agency for such institution, as such regulation may be amended from time to time.
“Wet Delivery Deadline” shall have the meaning set forth in the Pricing Letter.

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“Wet File” shall mean, with respect to a Wet Loan, the documents and instruments relating to such Mortgage Loan and set forth in Custodial Agreement for Wet Loans.
“Wet Loan” shall mean a Mortgage Loan for which the Mortgage File has not been delivered to Custodian.
“Wiring Instructions” shall mean the wiring instructions of Buyer and Sellers set forth on Schedule 4 hereof or as otherwise directed by Buyer or Sellers, as applicable.
SECTION 3.INITIATION; TERMINATION
(a)Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:
(i)The following Program Documents, duly executed and delivered to Buyer:
(A)Agreement. This Agreement, duly executed by the parties thereto.
(B)Pricing Letter. The Pricing Letter, duly executed by the parties thereto in form and substance acceptable to Buyer.
(C)Custodial Agreement. This Custodial Agreement, duly executed by the parties thereto.
(D)Electronic Tracking Agreement. For all Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver.
(E)Other Program Documents. The other Program Documents duly executed and delivered by the parties thereto.
(ii)Organizational Documents. Certified copies of the organizational documents of each Seller.
(iii)Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller, dated as of no earlier than the date ten (10) Business Days prior to the Effective Date.
(iv)Officer’s Certificate. An officer’s certificate of each Seller substantially in the form of Exhibit B attached hereto which shall include (A) certified copies of the organizational documents of such Seller and (B) a certified copy of a good standing certificate from the jurisdiction of organization of such Seller, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.
(v)Opinion of Counsel. An opinion of Sellers’ counsel, in form and substance reasonably acceptable to Buyer in its good faith discretion.

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(vi)Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1 and UCC-3.
(vii)Insurance. Evidence that Sellers have added endorsements for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance and as a loss payee under its errors and omissions insurance policy.
(viii)Warehouse Fees. Payment of any Warehouse Fees and other costs and expenses due and payable to Buyer hereunder.
(ix)Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.
(b)Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), Buyer shall enter into a Transaction with Sellers. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:
(i)Due Diligence Review. Without limiting the generality of Section 17 of the Agreement, Buyer shall have completed, to its satisfaction, its preliminary due diligence review of the related Mortgage Loans and each Seller.
(ii)No Default. No Default or Event of Default (including, without limitation, a Default or Event of Default under Section 13(g)) shall have occurred and be continuing under the Program Documents.
(iii)Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in Section 11 of the Agreement, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(iv)Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price.
(v)No Margin Deficit. After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans equals or exceeds the aggregate Purchase Price for such Transactions.

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(vi)Maintenance of Compare Ratio. Sellers’ DE Compare Ratio as of the most recent calendar quarter has not exceeded [***].
(vii)Transaction Request. Sellers shall have delivered to Buyer a Mortgage Loan Schedule with respect to all Mortgage Loans subject to the requested Transaction pursuant to the timeframes set forth in Section 3(c) hereof.
(viii)Delivery of Mortgage File. The related Seller shall have delivered to Custodian the Mortgage File with respect to each Mortgage Loan (other than a Wet Loan) subject to the requested Transaction in accordance with the timeframes set forth in the Custodial Agreement.
(ix)Delivery of Trust Receipt. Custodian shall have delivered to Buyer, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt and a Custodial Loan Transmission with respect to each Mortgage Loan (other than a Wet Loan) subject to the requested Transaction.
(x)Release Documentation. If requested by Buyer, Sellers shall have delivered to Buyer (a) with respect to a Correspondent Mortgage Loan, a bailee letter from the third party originator or its designee; (b) with respect to a Mortgage Loan that has been subject to a third party warehouse agreement (as approved by Buyer), a release from the related warehouse lender and (c) with respect to a Mortgage Loan funded by a Seller that Buyer is subsequently purchasing directly from such Seller (as approved by Buyer), a release from such Seller, in each case in form and substance acceptable to Buyer in its sole discretion.
(xi)Fees and Expenses. Buyer shall have received all fees and expenses as contemplated by Sections 9 and 15(b) which amounts if not paid by Sellers in accordance herewith, at Buyer’s option, may be withheld from the proceeds remitted by Buyer to Sellers pursuant to any Transaction hereunder; and
(xii)Release of Liens. With respect to each Purchased Mortgage Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Mortgage Loan that is duly executed by the related secured party and Sellers. Such secured party shall have filed UCC termination statements in respect of any UCC filings made in respect of such Purchased Mortgage Loan, if necessary, and each such release and UCC termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.
(xiii)No Material Adverse Change. None of the following shall have occurred and/or be continuing:
(A)an event or events shall have occurred in the good faith determination of Buyer resulting in Buyer not being able to finance Mortgage Loans through the “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

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(B)an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to the occurrence of such event or events; or
(C)there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; provided that Buyer shall not invoke subclause (A), (B), and/or (C) with respect to any Seller unless Buyer shall invoke any similar clause contained in other agreements between Buyer and other Persons that are substantially similar to Sellers and with respect to substantially the same types of assets as the Mortgage Loans that would be the subject of Transactions hereunder.
(xiv)Settlement Agent. The Settlement Agent closing the applicable Mortgage Loan (a) is not affirmatively disapproved in writing or otherwise ineligible to provide settlement services for Sellers by any of Sellers’ other warehouse lenders or any Agency, in each case, in place on the Effective Date or in place on any date thereafter; (b) is not currently facing a claim in one instance or in the aggregate for fraud or misappropriation of funds by a single agent of the Settlement Agent (a “Sole Agent”) in excess of [***] unless such Sole Agent has been terminated from acting as an agent for the Settlement Agent; (c) since September 16, 2011, has not faced a claim where it was held liable in one instance or in the aggregate for fraud or misappropriation of funds in excess of [***]; (d) is not currently facing a claim in one instance or in the aggregate for fraud or misappropriation of funds in excess of [***]; (e) is not the subject of an Insolvency Event, provided that an involuntary petition filed against such Settlement Agent in any bankruptcy court shall not constitute an “Insolvency Event” for purposes of this provision unless (i) such involuntary petition has not been dismissed within sixty (60) days after its filing, or (ii) such involuntary filing causes a disapproval as described in clause (a) above, and (f) is not suffering a material adverse effect upon its Property, business, operations or financial condition and such material adverse effect has not been cured within ten (10) days after notice of such event to Sellers.
(xv)Additional Warehouse Lines for Jumbo Capacity. Solely with respect to a Transaction related to a Jumbo Mortgage Loan, the applicable Seller maintains one or more Warehouse Facilities (as such term is defined in the Pricing Letter), excluding this Agreement, combined, that accommodates Jumbo Mortgage Loans in an amount not less than the amount provided in Schedule 1 of the Pricing Letter.
(xvi)Existence of Litigation or Proceedings. No actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing that are pending or threatened) or other legal or arbitral proceeding (whether civil, criminal or administrative) shall be brought by any Governmental Authority against any Seller in any federal or state court or before any Governmental Authority which, except as previously disclosed to Buyer on or prior to June 24, 2015 (including as set forth in Schedule 11(f)), is reasonably expected to have a Material Adverse Effect.

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(xvii)HECM Loans. To the extent the One Reverse Seller is entering into a Transaction, the subject of that Transaction shall be HECM Loans only.
(xviii)Additional Warehouse Lines. The aggregate availability (whether drawn or undrawn) under Financial Reporting Party’s Warehouse Facilities (including, without limitation, this Agreement), combined shall not be less than an amount equal to the product of (x) [***] multiplied by (y) the Maximum Aggregate Purchase Price.
(xix)Opinion of Counsel with Respect to HECM Loans. Solely with respect to Buyer’s approval to enter into the initial Transaction, the subject of which shall be HECM Loans, One Reverse Seller shall have delivered (i) a fully executed joinder to the Custodial Agreement, joining One Reverse Seller thereto and (ii) an opinion of counsel with respect to the security interest perfected thereby.
Each Transaction Request delivered by a Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clause (xiii) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).
(c)Initiation.
(i)Throughout each Business Day, a Seller may request that Buyer enter into Transactions hereunder by delivering a Mortgage Loan Schedule with respect to all Mortgage Loans subject to the requested Transaction on or prior to (A) with respect to Wet Loans, 4:00 p.m. (New York City time) on the requested Purchase Date and (B) with respect to Mortgage Loans other than Wet Loans, 1:00 p.m. (New York City time) on the requested Purchase Date.
(ii)Sellers shall deliver to Custodian the Mortgage File with respect to each Mortgage Loan subject to the requested Transaction (A) which is not a Wet Loan, in accordance with the timeframes set forth in the Custodial Agreement, and (B) with respect to each Wet Loan, on or prior to the Wet Delivery Deadline; provided that, with respect to any eMortgage Loan, Rocket Seller shall deliver to Custodian each of Buyer’s and Rocket Seller’s MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) other than with respect to a Ginnie Mae eNote Pooled Loan, the Controller status of the related eNote to be transferred to Buyer, (iii) with respect to a Ginnie Mae eNote Pooled Loan, the Controller status of the related eNote to reflect the MERS Org ID of the Rocket Seller and the eNote Secured Party status of the related eNote to reflect the MERS Org ID of Ginnie Mae, (iv) the Location status of the related eNote to be transferred to Custodian, (v) other than with respect to a Ginnie Mae eNote Pooled Loan, the Delegatee status of the related eNote to be transferred to Custodian, in each case using MERS eDelivery and the MERS eRegistry, (vi) the Master Servicer Field status of the related eNote to be transferred to the Rocket Seller and (vii) the Subservicer Field status of the related eNote to be (x) if there is a third-party subservicer, such subservicer’s MERS Org ID or (y) if there is not a subservicer, blank (collectively, the “eNote Delivery Requirements”).
(iii)Following receipt of such request, Buyer shall enter into such requested Transaction so long as the conditions set forth herein are satisfied and after giving effect to the requested Transaction the aggregate outstanding Purchase Price does not exceed the Maximum Committed Purchase Price (and may enter into such requested Transaction so long as the conditions set forth herein are satisfied and after giving effect to the

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requested Transaction the aggregate outstanding Purchase Price does not exceed the Maximum Aggregate Purchase Price), in which case Buyer shall remit the Purchase Price pursuant to the applicable Seller’s Wiring Instructions.
(iv)Buyer’s remittance of the Purchase Price in connection with the Transaction and Sellers’ acceptance thereof will constitute the parties agreement to enter into such Transaction. Upon remittance of the Purchase Price to the applicable Seller, such Seller hereby grants, assigns, conveys and transfers all of its rights in and to the Purchased Mortgage Loans evidenced on the related Mortgage Loan Schedule submitted through the Warehouse Electronic System.
(v)Buyer shall confirm the terms of each Transaction by posting a Confirmation on the Warehouse Electronic System by the end of the day on each Purchase Date. Each Confirmation together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by a Seller no more than two (2) Business Days after the date such Confirmation was posted on the Warehouse Electronic System or unless a corrected Confirmation is posted by Buyer; provided that Buyer’s failure to post a Confirmation shall not affect the obligations of Sellers under any Transaction. An objection sent by a Seller must state specifically that such writing is an objection, must specify the provision(s) being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was posted on the Warehouse Electronic System.
(vi)The Repurchase Date for each Transaction shall not be later than the Termination Date.
(d)Repurchase; Purchase by an Approved Investor.
(i)Sellers may repurchase Purchased Mortgage Loans without penalty or premium on any date by remitting to Buyer the applicable Repurchase Price pursuant to the Buyer’s Wiring Instructions.
(ii)Any repurchase of Purchased Mortgage Loans may occur simultaneously with a sale of the Purchased Mortgage Loan to an Approved Investor subject to the following procedures:
(A) Sellers shall instruct the Approved Investor to remit directly to Buyer pursuant to Buyer’s Wiring Instructions no later than 4:00 p.m. (New York City time) on any Business Day the Takeout Price in an amount equal to the Purchase Advice for such Purchased Mortgage Loan.
(B)Simultaneously, Sellers shall deliver to Buyer electronically the related Purchase Advice. The Takeout Price received by Buyer must equal the amount set forth on the Purchase Advice.
(C)The Takeout Price shall be applied to reduce the Repurchase Price in respect of the Purchased Mortgage Loans listed on the Purchase Advice. In the event the Takeout Price is less than the Repurchase Price, the Buyer shall withdraw funds from the Operating Account and Warehouse Accounts such that no deficiency exists. For the avoidance of doubt, Buyer shall not release its interests in any Purchased Mortgage Loan until such time as it receives the Repurchase Price in full.

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(D)In the event Buyer receives the Takeout Price on or prior to 4:00 p.m. (New York City time) and either (x) no Purchase Advice is received or (y) the Takeout Price does not match the amount on the Purchase Advice (a “Purchase Advice Deficiency”), then Buyer shall retain the Takeout Price and the related Purchased Mortgage Loans shall not be released and the Transactions shall continue to accrue Price Differential under this Agreement until the Purchase Advice Deficiency is remedied. In the event the Takeout Price matches the amount set forth in the Purchase Advice but are in excess of the Repurchase Price (such amount, the “Excess Proceeds”) provided that no Default or Event of Default exists, Buyer shall remit such Excess Proceeds to the Operating Account or as otherwise agreed to by Buyer and Sellers.
(iii)On the Repurchase Date, termination of the Transaction will be effected by reassignment to a Seller or its designee of the Purchased Mortgage Loans against the simultaneous transfer of the Repurchase Price as described in this Section 3(d). Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan.
(e)Request for Temporary Increase. Sellers may request a temporary increase of the Maximum Aggregate Purchase Price (a “Temporary Increase”) by submitting to Buyer an executed Temporary Increase Request, setting forth the requested increased Maximum Aggregate Purchase Price (such increased amount, the “Temporary Maximum Aggregate Purchase Price”) and the effective date and expiration date of such Temporary Increase, which such Temporary Increase Request shall become effective upon receipt by Buyer. At any time that a Temporary Increase is in effect, the Maximum Aggregate Purchase Price shall equal the Temporary Maximum Aggregate Purchase Price and the Maximum Committed Purchase Price or Maximum Uncommitted Purchase Price shall increase to the amount set forth in the Temporary Increase Request for all purposes of this Agreement and all calculations and provisions relating to the Maximum Aggregate Purchase Price, Maximum Committed Purchase Price or Maximum Uncommitted Purchase Price shall refer to the Temporary Maximum Aggregate Purchase Price, Temporary Maximum Committed Purchase Price or Temporary Maximum Uncommitted Purchase Price, as applicable. Upon the termination of a Temporary Increase, Sellers shall repurchase Purchased Mortgage Loans, if necessary, in order to reduce the aggregate outstanding Purchase Price of all Transactions to the Maximum Aggregate Purchase Price (as reduced by the termination of such Temporary Increase). Notwithstanding any Temporary Increase, Buyer shall have no obligation to enter into any Transactions in excess of the Maximum Committed Purchase Price.

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SECTION 4.MARGIN AMOUNT MAINTENANCE
(a)Buyer shall determine the Market Value of each Purchased Mortgage Loan at such intervals as determined by Buyer in its sole discretion.
(b)If at any time the aggregate Asset Value of all Purchased Mortgage Loans subject to Transactions plus any cash held as segregated cash in the margin account is less than the Purchase Price for such Purchased Mortgage Loans (a “Margin Deficit”), then, provided, that such Margin Deficit is greater than the Margin Threshold, Buyer may by notice to Sellers (as such notice is more particularly set forth below, a “Margin Call”), require Sellers to transfer to Buyer or its designee cash in the amount of the Margin Deficit.
(c)Notice delivered pursuant to Section 4(b) may be given by any written or electronic means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following such notice; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the third (3rd) Business Day following such notice.
(d)The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for either Seller.
(e)Any cash transferred to Buyer pursuant to Section 4(b) above shall be held in the margin account as segregated cash margin and collateral for all Obligations under this Agreement. Any such cash in the margin account shall be used by Buyer in order to calculate the aggregate Price Differential due to Buyer hereunder (i.e., as a reduction of the Purchase Price for purposes of such calculation). Buyer shall return any such cash to Sellers within three Business Days of a written request therefore to the extent such return would not result in a Margin Deficit.
SECTION 5.COLLECTIONS; INCOME PAYMENTS
(a)On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date. To the extent a Purchased Mortgage Loan is subject to a Transaction for a period in excess of sixty (60) calendar days, at Buyer’s sole option, Price Differential shall be settled in cash on such date.
(b)Upon request of Buyer, Sellers shall establish and maintain a segregated time or demand deposit account for the benefit of Buyer (the “Custodial Account”) with Buyer and shall deposit into the Custodial Account, within two (2) Business Days of receipt, all Income received with respect to each Purchased Mortgage Loan sold hereunder. Sellers shall cause all Income received with respect to the Purchased Mortgage Loans by any Servicer to be remitted directly to the Custodial Account. Under no circumstances shall Sellers deposit any of its own funds into the Custodial Account or otherwise commingle its own funds with funds belonging to Buyer as owner of any Mortgage Loans. Sellers shall name the Custodial Account “Rocket Mortgage, LLC, in trust for and for the benefit of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York”

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(c)All Income received with respect to a Purchased Mortgage Loan purchased hereunder, whether or not deposited in the Custodial Account, shall be held in trust for the exclusive benefit of Buyer as the owner of such Purchased Mortgage Loan until such Mortgage Loan is no longer a Purchased Mortgage Loan (and shall be remitted to Seller on the Repurchase Date).
(d)Following an Event of Default, Sellers shall remit to Buyer funds in the Custodial Account as required by Buyer. Such remittances shall be by wire transfer in accordance with wire transfer instructions previously given to Sellers by Buyer.
(e)Sellers authorize Buyer to withdraw any Income otherwise due Buyer hereunder from any of either Seller’s accounts as provided in this Agreement.
(f)No Seller shall change the identity or location of the Custodial Account. Sellers shall from time to time, at their own cost and expense, execute such directions to Buyer, and other papers, documents or instruments with respect to the Custodial Account as may be reasonably requested by Buyer.
(g)If Buyer so requests, Sellers shall promptly notify Buyer of each deposit in the Custodial Account, and each withdrawal from the Custodial Account, made by it with respect to Mortgage Loans owned by Buyer and serviced by the Servicer. Sellers shall also promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to the Custodial Account as Buyer may from time to time request.
(h)The amount required to be paid or remitted by the Sellers to Buyer, not made when due shall bear interest from the due date until the remittance, transfer or payment is made, payable by the Sellers, at the lesser of the Post-Default Rate or the maximum rate of interest permitted by law. If there is no maximum rate of interest specified by applicable law, interest on such sums shall accrue at the Post-Default Rate.
(i)Anything herein to the contrary notwithstanding, if Buyer determines in its commercially reasonable discretion that, (A) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Benchmark; (B) the Benchmark is no longer in existence; (C) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the Benchmark; (D) a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the Benchmark shall no longer be made available or used for determining the interest rate of loans, or (E) it shall no longer enter into transactions based on the Benchmark in connection with repurchase facilities with similarly situated sellers with similar assets (such specific date, the “Scheduled Unavailability Date”), Buyer shall give prompt notice thereof to Sellers (the “Rate Change Notice”), whereupon the Pricing Rate from the date specified in such notice (which, in the case of (D), shall be no sooner than the earliest to occur of (i) [***] following the date of such Rate Change Notice, or (ii) the date specified by the applicable Governing Authority and in the case of (E) shall be no sooner than [***] following the date of such Rate Change Notice), until such time as the notice has been withdrawn by Buyer, shall be an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) (any such rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes, as determined by Buyer in its commercially reasonable discretion prior to such Scheduled Unavailability Date. The Successor Rate will be determined by Buyer consistent with the alternative benchmark rate Buyer implements in repurchase facilities with similarly situated sellers with similar assets. In the event that Sellers determine that either the Successor Rate or the Successor Rate Conforming Changes are unacceptable, Sellers shall provide notice of same to Buyer within [***] of receipt of the Rate Change Notice and Sellers shall have the right to terminate this Agreement, prior to the [***] following receipt of a Rate Change Notice (such

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specified date, the “Termination Option Expiration Date”), without the imposition of any form of penalty, breakage costs or exit fees. In the event that Sellers elect to terminate this Agreement in accordance with the foregoing, they shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the Termination Option Expiration Date and any commitment of Buyer to enter into Transactions hereunder shall terminate. In the event that Sellers do not (i) provide notice that either the Successor Rate or the Successor Rate Conforming Changes are unacceptable within [***] of receipt of the Rate Change Notice, or (ii) pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the Termination Option Expiration Date, then the Successor Rate and the Successor Rate Conforming Changes shall become effective on the date specified in the Rate Change Notice.
SECTION 6.REQUIREMENT OF LAW
(a)If any change in any Requirement of Law including those regarding capital adequacy, or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall subject Buyer to any Tax or increased Tax of any kind whatsoever, other than taxes based on Buyer’s income or gross receipts, or change the basis of taxation of payments to Buyer;
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer;
(iii)shall impose on Buyer any other condition;
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or shall have the effect of reducing Buyer’s rate of return then, in any such case, Sellers shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will reimburse Buyer for such increased cost or reduced amount receivable on an after-tax basis.

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(b)If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Sellers shall promptly pay to Buyer such additional amount or amounts as will reimburse Buyer for such reduction.
(c)If Buyer becomes entitled to claim any additional amounts pursuant to this Section 6, it shall promptly notify Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Sellers in good faith and showing in reasonable detail the basis for, and calculation of, the amounts claimed shall be conclusive in the absence of manifest error.
SECTION 7.TAXES.
(a)Any and all payments by or on behalf of the Sellers under or in respect of this Agreement or any other Program Documents to which a Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If any Person shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Program Documents to Buyer (including, for purposes of Section 6 and this Section 7, any agent, assignee, successor or participant), (i) Sellers shall make all such deductions and withholdings in respect of Taxes, (ii) Sellers shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) the sum payable by Sellers shall be increased as may be necessary so that after Sellers have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, (i) Taxes that are imposed on its overall net income or gross receipts (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Program Documents (in which case such Taxes will be treated as Non-Excluded Taxes), and (ii) Taxes imposed as a result of its failure to comply with the requirements of Sections 1471 through 1474 of the Code (as in effect on the date hereof) and any Treasury Regulations promulgated thereunder.

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(b)In addition, each Seller hereby agrees to pay or, at the Buyer’s option, timely reimburse it for payment of, any present or future stamp, recording, documentary, excise, filing, intangible, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Program Document or from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Program Document (collectively, “Other Taxes”).
(c)Each Seller hereby agrees to indemnify Buyer (including its Beneficial Tax Owners) for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer (or any Beneficial Tax Owners thereof) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided that Buyer shall have provided Sellers with evidence, reasonably satisfactory to Sellers, of payment of Taxes or Other Taxes, as the case may be. A certificate as to the amount of such Taxes or liabilities delivered to the Sellers by Buyer in good faith and showing in reasonable detail the basis for, and calculation of, the amounts claimed shall be conclusive absent manifest error. Amounts payable by the Sellers under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor. Buyer shall promptly repay to Sellers any refund of any amounts received by Buyer that can be directly attributable to the Program Documents and amounts paid in respect of this Section 7.
(d)Within thirty (30) days after the date of any payment of Taxes, any Seller (or any Person making such payment on behalf of a Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof.
(e)For purposes of this Section 7(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Sellers the following properly completed and duly executed documents:
(i)in the case of a Non-Exempt Buyer that is not a United States person or is a disregarded entity for U.S. federal income tax purposes owned by a person that is not a United States person, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which such Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or
(ii)in the case of a Non-Exempt Buyer that is an individual, (x) for non-United States persons, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit F (a “Section 7 Certificate”) or (y) for United States persons, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

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(iii)in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia and that is not a disregarded entity for U.S. federal income tax purposes owned by a person that is not a United States person, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or
(iv)in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 7 Certificate; or
(v)in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) in the case of a non-withholding foreign partnership or trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “Beneficial Tax Owners”), the documents that would be provided by each such Beneficial Tax Owner if such Beneficial Tax Owner were Buyer; or
(vi)in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 7(e) with respect to its Beneficial Tax Owner if such Beneficial Tax Owner were Buyer; or
(vii)in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Buyer.
If a Buyer provides a form pursuant to Section 7(e)(i)(x) and the form provided by the Buyer at the time such Buyer first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicates a United States interest withholding tax rate under the tax treaty in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, the Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes,

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and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.
(f)For any period with respect to which a Buyer has failed to provide Sellers with the appropriate form, certificate or other document described in Section 7(e) (other than if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, each Seller shall take such steps as such Buyer shall reasonably request, to assist such Buyer in recovering such Non-Excluded Taxes.
(g)Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Agreement and the other Program Documents. Nothing contained in Section 6 or this Section 7 shall require Buyer to complete, execute or make available any of its Tax returns or any other information that it deems to be confidential or proprietary, or whose completion, execution or submission would, in Buyer’s judgment, materially prejudice Buyer’s legal or commercial position.
SECTION 8.SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
(a)Security Interest. On each Purchase Date, each Seller hereby sells, assigns and conveys all of its rights and interests in the Purchased Mortgage Loans identified on the related Mortgage Loan Schedule and the Repurchase Assets related thereto. Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than as set forth in Section 21 for U.S. tax purposes), in the event any such Transactions are deemed to be loans, and in any event each Seller hereby pledges to Buyer as security for the performance by Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in:
(i) the Purchased Mortgage Loans;
(ii)the Records related to the Purchased Mortgage Loans;
(iii)the Program Documents (to the extent such Program Documents and such Seller’s right thereunder relate to the Purchased Mortgage Loans);

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(iv)any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property;
(v)any Takeout Commitments relating to any Purchased Mortgage Loans;
(vi)any Closing Protection Letter, escrow letter or settlement agreement relating to any Purchased Mortgage Loan;
(vii)any Servicing Rights relating to any Purchased Mortgage Loan;
(viii)all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance;
(ix)any Income relating to any Purchased Mortgage Loan;
(x)the Custodial Account;
(xi)the Warehouse Accounts;
(xii)the Operating Account;
(xiii)any Hedge Agreements to the extent relating specifically to any Purchased Mortgage Loan;
(xiv)any other contract rights, accounts (including any interest of such Seller in escrow accounts) and any other payments, and rights to payment (including payments of interest or finance charges) to the extent that the foregoing relates to any Purchased Mortgage Loan;
(xv)any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans;
(xvi)chattel paper (including electronic chattel paper), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles) in each case to the extent that the foregoing specifically relates to the Purchased Mortgage Loans; and
(xvii)together with all accessions and additions thereto, substitutions and replacements therefor, and all products and proceeds of the foregoing, in all instances to the extent that the foregoing specifically relates to the Purchased Mortgage Loans and whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets”).
(b)Buyer’s Appointment as Attorney in Fact. Each Seller agrees to execute a Power of Attorney, the form of Exhibit E hereto (the “Power of Attorney”), to be delivered on the date hereof.

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SECTION 9.PAYMENT, TRANSFER; ACCOUNTS
(a)Payments and Transfers of Funds. Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer pursuant to the Wiring Instructions, on the date on which such payment shall become due.
(b)Remittance of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price pursuant to Sellers’ Wiring Instructions. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, such Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of its right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.
(c)Warehouse Accounts. Buyer or the Buyer’s designee shall maintain for Sellers an inbound account and a margin account (the “Warehouse Accounts”). The Warehouse Accounts shall be in the form of non-interest bearing book-entry accounts. Buyer shall have exclusive withdrawal rights from the Warehouse Accounts. All amounts on deposit in the Warehouse Accounts shall be held as cash margin and collateral for all Obligations under this Agreement. Notwithstanding the foregoing, each Seller acknowledges that (i) amounts in the Warehouse Accounts are not insured by the Federal Deposit Insurance Corporation, any governmental entity or otherwise and (ii) Buyer is not required to segregate funds in the Warehouse Accounts from its own funds or from funds held for others. Without limiting the generality of the foregoing, in the event that Sellers fail to timely satisfy a Margin Call or an Event of Default exists, Buyer shall be entitled to use any or all of the amounts on deposit in any Warehouse Account to cure such circumstance or otherwise exercise remedies available to Buyer without prior notice to, or consent from Sellers, provided that Buyer will promptly notify Sellers of such application of funds; provided further that the failure to provide such notice shall not affect the validity of the Buyer’s actions.
(d)Operating Account. From time to time, Sellers may provide funds to Buyer for deposit to an interest bearing account (the “Operating Account”) in accordance with this Section 9. The Operating Account shall be a subaccount of an interest-bearing savings account (the “Omnibus Account”) maintained by Buyer as agent for the benefit of Sellers and other sellers of mortgage related assets with a bank determined by Buyer its sole discretion (the “Depository”). The Buyer shall have non-exclusive withdrawal rights from the Operating Account. Each Seller acknowledges that Buyer acts as such Seller’s agent for the limited purpose of placing funds with the Depository, and that funds held by Buyer as such Seller’s agent are not a deposit account or other liability of Buyer. Buyer shall maintain records of each Seller’s interest in the funds maintained in the Omnibus Account. Withdrawals may be paid by wire transfer or any other means chosen by Buyer from time to time in its sole discretion. Subject to Section 9(f) hereof, each Seller shall be entitled to drawdown the Buydown Amount on demand and to remit additional funds to be added to the Buydown Amount.

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(e)Depository. Unless otherwise designated in writing by Buyer and with prior written notice to Sellers, the Depository shall be UBS AG, Stamford Branch. Funds on deposit at the UBS AG, Stamford Branch are not insured by the Federal Deposit Insurance Corporation, Securities Investor Protection Corporation or any governmental agency of the United States, Switzerland or any other jurisdiction. The Omnibus Account and Operating Account are obligations of the UBS AG, Stamford Branch only, and are not obligations of UBS AG generally or of any of its other affiliates. The payment of principal and interest on the Operating Account at the UBS AG, Stamford Branch is subject to the creditworthiness of UBS AG. The Operating Account is not a deposit account or other liability of Buyer. In the unlikely event of the failure of the UBS AG, Stamford Branch, each Seller acknowledges that it will be a general unsecured creditor of UBS AG.
(f)Buydown Amount. The Buydown Amount shall be held as unsegregated cash margin and collateral for all Obligations under this Agreement. Without limiting the generality of the foregoing, in the event that Buyer receives a shortfall in the payment of Repurchase Price, Sellers fail to timely satisfy a Margin Call or an Event of Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount and to withdraw such amount from the Operating Account in Buyer’s sole discretion to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, Sellers; provided that Buyer will promptly notify Sellers of such application of funds; provided, further, that the failure to provide such notice shall not affect the validity of Buyer’s actions. Within [***] receipt of written request from Sellers, and provided no Seller has failed to timely satisfy a Margin Call or an Event of Default does not exist, Buyer shall withdraw any portion of such Buydown Amount from the Operating Account and remit such amount back to Sellers.
(g)Operating Account Interest. Subject to Section 9(h), The Buydown Amount will accrue interest at the Operating Account Rate; provided that in no event shall interest accrue on (A) the Buydown Amount (x) if on any day the Buydown Amount is less than the Minimum Balance Requirement or (y) the average balance of funds in the Operating Account during any calendar month is less than the Minimum Balance Requirement and (B) that portion of the Buydown Amount that is in excess of the Minimum Balance Requirement. Unless otherwise set forth in the Pricing Letter:
(i) The Depository calculates interest accrual daily on the basis of funds credited to the Operating Account, but credits interest monthly. As a result, interest will not begin to compound until credited in the month following its accrual. The Depository credits interest to the Operating Account in the month following its accrual on a schedule set by Depository from time to time, which may result in a delay in interest crediting as late as the [***] of the calendar month.
(ii) The Depository accrues interest on funds deposited to the Operating Account beginning on the day on which such funds are received in the Operating Account, and through, but not including, the day on which funds are withdrawn from the Operating Account.

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(iii) Interest paid on funds in the Operating Account at the Operating Account Rate shall be credited to the Operating Account unless otherwise withdrawn by Buyer at the direction of Sellers as provided herein.
(h)Maintenance of Balances. If Sellers shall fail to maintain with Buyer during any calendar month deposits in the Operating Account in the average, after charges to compensate Buyer for services rendered to Sellers, equal to at least the Minimum Balance Requirement, Sellers shall pay to Buyer a fee equal to the amount of such deficit multiplied by the Maintenance Fee Rate.
(i)Fees. Each Seller shall pay in immediately available funds to Buyer all fees, including without limitation, the Warehouse Fees, as and when required hereunder. All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer. Without limiting the generality of the foregoing or any other provision of this Agreement, Buyer may withdraw and retain from the Warehouse Accounts and Operating Account any Warehouse Fees due and owing to Buyer that have not been otherwise timely paid by Sellers.
SECTION 10.RESERVED
SECTION 11.REPRESENTATIONS
Each Seller represents and warrants to Buyer that as of the Purchase Date for any Purchased Mortgage Loans and as of the date of this Agreement and any Transaction hereunder and at all times while the Program Documents are in full force and effect and/or any Transaction hereunder is outstanding:
(a)Acting as Principal. Each Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).
(b)No Broker. No Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement.
(c)Financial Statements. The Sellers have heretofore furnished to Buyer a copy of its (a) Financial Statements for the Financial Reporting Group for the fiscal year ended the Annual Financial Statement Date, setting forth in each case in comparative form the figures for the previous year, with an unqualified opinion thereon of an Approved CPA and (b) Financial Statements for the Financial Reporting Group for its second and third fiscal quarterly period(s), of the Financial Reporting Group up until Monthly Financial Statement Date, setting forth in each case in comparative form the figures for the previous year. All such Financial Statements are complete and correct in all material respects and fairly present, in all material respects, the consolidated financial condition of the Financial Reporting Group and the consolidated results of its operations as at such dates and for such monthly or yearly periods, all in accordance with GAAP. Since the Monthly Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of the Financial Reporting Group taken as a whole from that set forth in said Financial Statements nor is any Seller aware of any state of facts which (without notice or the lapse of time) would or would be reasonably likely to result in any such material adverse change or would be reasonably likely to have a Material Adverse Effect. The Sellers do not have, on the Annual Financial Statement Date, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for

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taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Sellers except as heretofore disclosed to Buyer in writing.
(d)Organization, Etc. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller (a) has all requisite corporate or limited liability company power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Program Documents.
(e)Authorization, Compliance, Approvals. The execution and delivery of, and the performance by each Seller of its obligations under, the Program Documents to which it is a party (a) are within such Seller’s corporate or limited liability company powers, (b) have been duly authorized by all requisite corporate or limited liability company action on behalf of Sellers, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree applicable to any Seller of any court or other Governmental Authority, or its organizational documents, (d) do not breach any indenture, agreement, document or instrument to which such Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, or any of the Repurchase Assets is bound or to which any of them is subject and (e) do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Program Document, result in the creation or imposition of any Lien upon any of the property or assets of such Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. No Seller is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Program Documents to which it is a party, except for any UCC financing statements filed pursuant to this Agreement.
(f)Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings against any Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of any Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Program Documents or any material action to be taken in connection with the transactions contemplated hereby, (ii) except as set forth in Schedule 11(f) and as otherwise disclosed to Buyer, makes a claim or claims in an aggregate amount greater than the Litigation Threshold or (iii) except as set forth in Schedule 11(f), individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

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(g)Purchased Mortgage Loans.
(i)Except for any Takeout Commitments, Hedge Agreements or sales contemplated by Section 3(d), no Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to any other Person, and immediately prior to the sale of such Purchased Mortgage Loan to Buyer, such Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.
(ii)The provisions of this Agreement are effective to either constitute a sale of Repurchase Assets to Buyer or to create in favor of Buyer a valid first priority security interest in all right, title and interest of each Seller in, to and under the Repurchase Assets.
(h)Proper Names; Chief Executive Office/Jurisdiction of Organization. No Seller operates in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by such Seller to Buyer. On the Effective Date, such Seller’s chief executive office is, and has been, located as specified on the signature page hereto. Each Seller’s jurisdiction of organization, type of organization and organizational identification number is as set forth in the Pricing Letter.
(i)Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes, computer systems and storage media, other than backups, and records related to the Repurchase Assets is its chief executive office.
(j)Enforceability. This Agreement and all of the other Program Documents executed and delivered by each Seller in connection herewith are legal, valid and binding obligations of such Seller and are enforceable against such Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirement of Law affecting creditors’ rights generally and (ii) general principles of equity.
(k)Ability to Perform. No Seller believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Program Documents to which it is a party on its part to be performed.
(l)No Default. No Default or Event of Default has occurred and is continuing.
(m)No Adverse Selection. No Seller has selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.
(n)Scheduled Indebtedness. All Indebtedness (other than Indebtedness evidenced by the Agreement) which is presently in effect and/or outstanding is listed on Schedule 3 hereto (the “Scheduled Indebtedness”) and no Event of Default under Section 13(g) exists.

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(o)Accurate and Complete Disclosure. The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of each Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Mortgage Loan Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
(p)Margin Regulations. The use of all funds acquired by Sellers under this Agreement will not violate any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.
(q)Investment Company. No Seller nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(r)Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the Financial Statements of each Seller in accordance with GAAP) of each Seller and each Seller is solvent and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. No Seller intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.
(s)ERISA. From the fifth fiscal year preceding the current year through the termination of this Agreement (the “Reporting Period”), with respect to any plan within the meaning of Section 3(3) of ERISA that is sponsored or maintained by any Seller or any ERISA Affiliate, or to which any Seller or any ERISA Affiliate contributes or has contributed (each, a “Plan”), the benefits under which Plan are guaranteed, in whole or in part, by the PBGC (i) each Seller and each ERISA Affiliate has funded and will continue to fund each Plan as required by the provisions of Section 412 of the Code, in all material respects; (ii) each Seller and each ERISA Affiliate has caused and will continue to cause (directly or indirectly) each Plan to pay all benefits when due, in all material respects; (iii) no Seller nor any ERISA Affiliate has been or is obligated to contribute to any multiemployer plan as defined in Section 3(37) of ERISA; (iv) each Seller (on behalf of ERISA Affiliate, if applicable) will provide to Buyer (A) no later than the date of submission to the PBGC, a copy of any notice of a defined benefit Plan’s termination (B) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the

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amortization periods required by Section 412 of the Code and (C) notice of any Reportable Event as such term is defined in ERISA which involves financial liability in excess of the ERISA Threshold (and has, prior to the date of this Agreement, provided to Buyer a copy of any document described in clauses (iv)(A), (B) or (C) relating to any date in the Reporting Period prior to the date of this Agreement); and (v) each Seller and each ERISA Affiliate will from the date of this Agreement to the termination of this Agreement timely pay all premiums imposed by the PBGC pursuant to Sections 4006 and 4007 of ERISA with respect to any Plan.
(t)Taxes.
(i)Each Seller and its Subsidiaries have timely filed all income and other material Tax returns that are required to be filed by them and have timely paid all Taxes due and payable by them or imposed with respect to any of their property, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. For purposes of the preceding sentence, a Tax return shall be considered to have been timely filed, and a Tax shall be considered to have been timely paid, if the late filing of such Tax return, or the late payment of such Tax, did not have a material adverse effect on the Sellers taken as a whole.
(ii)There are no material Liens for Taxes with respect to any assets of any Seller or its Subsidiaries, and no material claim is being asserted with respect to Taxes of any Seller or its Subsidiaries of a material amount that is not paid within thirty (30) days after the amount of taxes due is finalized, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and, in each case, with respect to which adequate reserves have been provided in accordance with GAAP.
(u)No Reliance. Each Seller has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(v)Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in any Seller’s hands and transactions by or with such Seller are not subject to any foreign state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA.
(w)Agency Approvals. To the extent previously approved, each Seller is approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer. To the extent necessary, the Rocket Seller is approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In the event that the One Reverse Seller enters into Transactions hereunder, and to the extent necessary, the One Reverse Seller shall be approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, each Seller is in good standing, with no event having occurred or such Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make such Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency. Each Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary

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for the sound servicing of mortgage loans of the same types as may from time to time constitute its Mortgage Loans and in accordance with Accepted Servicing Practices.
(x)Anti-Money Laundering Laws. Each Seller has complied with all anti-money laundering laws and regulations applicable to it, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); each Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.
(y)No Sanctions. No Seller nor any of its Affiliates, officers, directors, partners or members, (i) is an entity or person (or to either Seller’s knowledge, owned or controlled by an entity or person) that (A) is currently subject to any economic sanctions or trade embargoes administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or any other relevant authority (collectively, “Sanctions”) or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions and (ii) will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.
(z)[RESERVED]
(aa)Takeout Commitments. With respect to any Takeout Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are pursuant to the Joint Account Control Agreement, dated as of March 22, 2010, or the Joint Securities Account Control Agreement, dated as of November 18, 2010, both among Rocket Mortgage and its various warehouse lenders, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified pursuant to the Joint Account Control Agreement, dated as of March 22, 2010, or the Joint Securities Account Control Agreement, dated as of November 18, 2010, both among Rocket Mortgage and its various warehouse lenders.

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(bb)Anti-Corruption Laws. Each Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by such Seller, its respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and each Seller, its respective Subsidiaries and their respective officers and directors and to the knowledge of such Seller, its employees and agents, are in compliance with Anti-Corruption Laws in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Seller being designated as a Sanctioned Person. No Transaction contemplated by this Agreement will violate any Anti-Corruption Law.
SECTION 12.COVENANTS
Each Seller covenants to Buyer as of the Purchase Date for any Purchased Mortgage Loan, as of the date of this Agreement and any Transaction hereunder and at all times while the Program Documents are in full force and effect and/or any Transaction thereunder is outstanding, as follows:
(a)Preservation of Existence; Compliance with Law. Each Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises with respect to Mortgage Loans, except that this clause (i) shall not prohibit (and shall permit) any transaction that does not result in a Change in Control; (ii) comply in all material respects with any applicable Requirement of Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws); (iii) maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Documents, and shall conduct its business in accordance with any applicable Requirement of Law in all material respects; and (iv) keep adequate records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial position and results of operations of the Sellers in accordance with GAAP consistently applied.
(b)Taxes. Each Seller and its Subsidiaries shall timely file all income and other material Tax returns that are required to be filed by them and shall timely pay all Taxes due and payable by them or imposed with respect to any of their property, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. For purposes of the preceding sentence, a Tax return shall be considered to have been timely filed, and a Tax shall be considered to have been timely paid, if the late filing of such Tax return, or the late payment of such Tax, did not have a material adverse effect on the Sellers taken as a whole.
(c)Notice of Proceedings or Adverse Change. Each Seller shall give notice to Buyer promptly after a Responsible Officer of such Seller has knowledge of:
(i)the occurrence of any Default or Event of Default;

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(ii)any (a) default or event of default under any material Indebtedness of any Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Seller in any federal or state court or before any Governmental Authority which is reasonably expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to any Seller;
(iii)any litigation or proceeding that is pending or threatened against (a) any Seller in which the amount involved exceeds the Litigation Threshold and is not covered by insurance, in which injunctive or similar relief is sought, or which is reasonably expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which is reasonably expected to have a Material Adverse Effect;
(iv)as soon as reasonably possible, notice of any of the following events: (A) a change in the insurance coverage required of any Seller pursuant to any Program Document, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of any Seller; (C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Program Document) on, or claim asserted against, any of the Repurchase Assets; (D) any Change in Control; (E) any other event, circumstance or condition that has resulted, or is reasonably expected to result, in a Material Adverse Effect; and (F) upon any Seller becoming aware of any Control Failure or eNote Secured Party Failure with respect to a Purchased Mortgage Loan that is an eMortgage Loan or any eNote Replacement Failure or any Unauthorized Servicing Modification;
(v)promptly, but no later than three (3) Business Days after any Seller receives notice of the same, the termination or suspension of approval of a Seller to sell (A) any Mortgage Loans to any Agency or (B) any Jumbo Mortgage Loans to an Approved Investor or third party purchaser; and
(vi)repurchases and early payment default requests. At Buyer’s request, Seller shall provide a true and correct summary of the portfolio performance including representation breaches, missing document breaches, repurchases due to fraud and early payment default requests based on (i) pending demands as of the end of each quarter including an estimate of the expected payments and/or losses in connection therewith; and (ii) actual repurchase demands paid during the fiscal year to date reported as a total. In addition, at Buyer’s request, Seller shall provide a true and correct summary of the volume of Mortgage Loans subject to other warehouse lines in excess of ninety (90) days.
(d)Financial Reporting. Each Seller shall maintain a system of accounting established and administered as necessary to produce financial statements that fairly present, in all material respects, the consolidated financial position and results of operations of the Sellers in accordance with GAAP consistently applied, and furnish to Buyer, with a certification on behalf of the Sellers by the president or chief financial officer of the Sellers with respect to the statements described in clauses (ii) and (iii) below, subject to year-end audit adjustments and a lack of footnotes, (the following hereinafter referred to as the “Financial Statements”):

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(i)Within ninety (90) days after the close of each fiscal year, audited consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows as at the end of, and for, such year for the Financial Reporting Group, setting forth in each case in comparative form the figures for the previous year, with an unqualified opinion thereon of an Approved CPA;
(ii)Within forty-five (45) days after the end of each fiscal quarter, the consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows for the Financial Reporting Group as of, and for, such quarterly period(s), of the Financial Reporting Group, setting forth in each case in comparative form the figures for the previous year;
(iii)Within forty-five (45) days after the end of each month, the consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows for the Financial Reporting Group for such monthly period(s), of the Financial Reporting Group;
(iv)Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)-(iii) above, a certificate in the form of Exhibit A to the Pricing Letter and certified by a Responsible Officer of the Sellers;
(v)If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by a Seller within 5 Business Days of their filing with the SEC; provided, that, any Seller or any Affiliate will provide Buyer with a copy of the annual 10-K filed with the SEC by such Seller or its Affiliates, no later than ninety (90) days after the end of the year; and
(vi)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of each Seller as Buyer may reasonably request.
(e)Further Assurances. Each Seller shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Requirement of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Program Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.
(f)True and Correct Information. All information, reports, exhibits, schedules, Financial Statements or certificates of each Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of each Seller will be true and complete in all material respects and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements, information and reports delivered by each Seller to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or as applicable, to SEC filings, the appropriate SEC accounting requirements.

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(g)ERISA Events. No Seller shall and shall not permit any ERISA Affiliate to be in violation of any provision of Section 11(s) of this Agreement and no Seller shall be in violation of Section 11(v) of this Agreement.
(h)Financial Condition Covenants. Rocket Seller shall comply with the Financial Condition Covenants set forth in the Pricing Letter.
(i)Hedging. Each Seller shall hedge their respective interest rate risk with respect to Mortgage Loans in accordance with their respective hedging policies. Each Seller shall deliver to Buyer, not later than 1:00 p.m. (New York City time) on each Monday, or if Monday is not a Business Day, on the next succeeding Business Day, a hedging report, in a form reasonably satisfactory to Buyer. Each Seller shall review their respective hedging policies periodically to confirm that they are being complied with in all material respects and are adequate to meet such Seller’s business objectives. Buyer may in its reasonable discretion request a current copy of each Seller’s hedging policies at any time.
(j)Servicer Approval. No Seller shall cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall not unreasonably be withheld and which approval shall be deemed granted by Buyer with respect to the Servicer with the execution of this Agreement.
(k)Insurance. Each Seller or its Affiliates shall maintain Fidelity Insurance and errors and omissions insurance in respect of its officers, employees and agents in such amounts acceptable to the applicable Agency, FHA, VA or HUD. Each Seller shall maintain endorsements, for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance and under its errors and omissions insurance policy and for minimum amounts each as in place on the Effective Date as confirmed in writing by Sellers to Buyer. Sellers shall deliver prompt written notice to Buyer of any claim made for the theft of warehouse lender money or collateral which would qualify for coverage, or such a claim which it has submitted or intends to submit, under its Fidelity Insurance or errors and omissions insurance policy, including the amount of such claim.
(l)Books and Records. Each Seller shall collect and maintain and have available books and records in accordance with industry custom and practice for assets similar to the Purchased Loans for each Purchased Loan. Seller or the Servicer of the Purchased Loans will maintain all such Records not in the possession of the Custodian in good and complete condition in all material respects in accordance with assets similar to the Purchased Mortgage Loans and exercise commercially reasonable efforts to preserve them against loss or destruction.
(m)Illegal Activities. No Seller shall engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.
(n)Material Change in Business. No Seller shall make any material change in the nature of its business as carried on at the date hereof.
(o)Limitation on Dividends, Distributions and Other Payments. If an Event of Default has occurred and is continuing due to a Seller’s failure to comply with Section 4(i), (iii) or (iv) of the Pricing Letter, no Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of such Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of such Seller, either directly or indirectly, whether in cash or property or in

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obligations of such Seller or Seller or any of such Seller’s consolidated Subsidiaries. If a Margin Deficit exists, no Seller shall make any margin payments or other similar payments in respect of any warehouse, repurchase or other mortgage financing facilities, early purchase programs or as soon as pooled plus programs if notice of such payment was provided to a Seller subsequent to Buyer’s delivery of the Margin Call unless such Seller satisfies in full any Margin Deficit outstanding hereunder.
(p)Scheduled Indebtedness. Sellers shall give Buyer notice of all Indebtedness (other than Indebtedness evidenced by this Agreement) of Sellers existing as of the date of, and through the disclosure of outstanding Scheduled Indebtedness in, the compliance certificate attached as Exhibit A to the Pricing Letter, and any such list of Scheduled Indebtedness shall supersede and replace any previous list of Scheduled Indebtedness and Schedule 3 hereto, including for purposes of Section 11(n) hereof.
(q)Disposition of Assets; Liens. No Seller shall pledge, hypothecate or grant a security interest in or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens contemplated by this Agreement; nor shall any Seller sell, pledge, assign or transfer any of the Purchased Mortgage Loans except as permitted or contemplated hereunder or pursuant hereto.
(r)Transactions with Affiliates. No Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with any Person listed in Schedule 2 hereto, so long as such Person is directly or indirectly 100% owned by Rocket Seller and included in consolidated financial statements of Rocket Seller, (ii) such transaction is upon fair and reasonable terms no less favorable to Rocket Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, (iii) in the ordinary course of Rocket Seller’s business, (iv) such transaction is listed on Schedule 3 hereto, or (v) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 11(n) if it had been made as a distribution.
(s)Organization. No Seller shall cause or permit any change to be made in its name, organizational identification number, or jurisdiction of organization, each as described in Section 11(h), unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.
(t)Mortgage Loan Reports. Upon request of Buyer, each Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, a Mortgage Loan Schedule, delinquency reports, monthly stratification reports summarizing the characteristics of the Mortgage Loans, and, to the extent that such reports are able to be generated by Seller, pool analytic reports and static pool reports (i.e., foreclosure and net charge off reports).

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(u)Reserved.
(v)Approved Underwriting Guidelines. No Seller shall submit to Buyer for purchase, and Buyer shall have no obligation to purchase, any Mortgage Loan underwritten in accordance with underwriting guidelines, including amendments to Approved Underwriting Guidelines not expressly approved by Buyer, other than Approved Underwriting Guidelines and guidelines acceptable to the Agencies.
(w)Agency Approvals; Servicing. To the extent previously approved, each Seller shall maintain its status with Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an “Agency Approval”); provided, that should any Seller decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval), (i) such Seller shall notify Buyer in writing, (ii) such Seller shall provide Buyer with written or electronic evidence that the Approved Mortgage Products are eligible for sale to another Approved Investor and (iii) Buyer shall be permitted to make changes to the eligibility criteria for Approved Mortgage Products affected thereby, including, without limitation, FICO scores, LTV requirements, Concentration Limits, Pricing Rates and Purchase Price Percentages. Should any Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, such Seller shall so notify Buyer promptly in writing. Notwithstanding the preceding sentence and to the extent previously approved, each Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.
(x)Takeout Payments. With respect to each Purchased Mortgage Loan subject to a Takeout Commitment, the applicable Seller shall arrange that all payments under the related Takeout Commitment shall be paid directly to the Buyer or the Custodian, to the account specified in the Joint Account Control Agreement or the Joint Securities Account Control Agreement, or to an account approved by the Buyer in writing prior to such payment.
(y)QM/ATR Reporting. Each Seller shall deliver to Buyer, with reasonable promptness upon Buyer’s reasonable request, copies of all requested documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable.
(z)Beneficial Ownership Certification. Each Seller shall at all times either (i) ensure that the applicable Seller has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that, to the best of such Seller’s Executive Officers’ knowledge, the information contained therein is complete and correct or (ii) deliver to Buyer an updated Beneficial Ownership Certification within five (5) Business Days following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases, to the best of each Seller’s Executive Officers’ knowledge, to be complete and correct. Notwithstanding the preceding sentence, to the extent a Seller believes that it is excluded from the requirements of the Beneficial Ownership Regulation, such Seller may instead certify as such and provide the specific exclusion relied on.
(aa)MERS. Rocket Seller shall comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Purchased Mortgage Loans that are registered with MERS and, with respect to Purchased Mortgage Loans that are eMortgage Loans, the maintenance of the related eNotes on the MERS eRegistry for as long as such Purchased Mortgage Loans are so registered.

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SECTION 13.EVENTS OF DEFAULT
If any of the following events (each an “Event of Default”) occur, Buyer shall have the rights set forth in Section 14, as applicable:
(a)Payment Default. A Seller shall default in the payment of (i) any payment of Price Differential or Repurchase Price under the terms of this Agreement, (ii) Expenses or fees and other amounts due and owing to Custodian (and such failure to pay Expenses or fees or other amounts to Custodian, as applicable, shall continue for more than [***] after notice thereof to a Seller) or (iii) any other Obligations, within [***] following receipt of notice of such default; or
(b)Representation and Warranty Breach. Any representation, warranty or certification made herein or in any other Program Document by a Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] following the earlier of written notice or knowledge of an Executive Officer (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) a Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or
(c)Immediate Covenant Default. The failure of any Seller to perform, comply with or observe any term, covenant or agreement applicable to such Seller, in any material respect, contained in any of Sections 12(a) (Preservation of Existence; Compliance with Law) only to the extent relating to maintenance of existence; (g) (ERISA Events); (h) (Financial Condition Covenants); (m) (Illegal Activities.); (n) (Material Change in Business); (o) (Limitation on Dividends and Distributions and Other Payments); (q) (Disposition of Assets; Liens); (s) (Organization); (w) (Agency Approvals; Servicing) only to the extent that an Agency has withdrawn the applicable Agency Approval of a Seller; or (x) (Takeout Payments); or
(d)Additional Covenant Defaults. A Seller shall fail to observe or perform any other covenant or agreement applicable to such Seller and contained in this Agreement (and not identified in Section 13(c)) or any other Program Document in any material respect, and such failure to observe or perform shall continue unremedied for a period of [***] following the earlier of written notice or knowledge of an Executive Officer; or
(e)Judgments. A final judgment or judgments for the payment of money in excess of the Litigation Threshold in the aggregate shall be rendered against a Seller by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof, and such Seller shall not, within said period of [***], or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

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(f)Reserved.
(g)Other Cross-Default. Any “event of default” or any other default by a Seller under any Indebtedness to which any Seller is a party, in the aggregate, in excess of [***] outstanding, which has resulted in the acceleration of the maturity of such Indebtedness; provided, that such default shall be deemed cured automatically and without any action by Buyer or such Seller, if, within [***] after Sellers’ receipt of notice of such acceleration, (A) the Indebtedness that was the basis for such default is discharged in full; (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default or (C) such default has been cured and no “event of default” or any other default continues under such note, indenture, loan agreement, guaranty, or other Indebtedness.
(h)Insolvency Event. An Insolvency Event shall have occurred with respect to any Seller; or
(i)Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Person (other than Buyer) shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or
(j)Liens. Any Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer); or at least one of the following fails to be true (A) the Repurchase Assets shall have been sold to Buyer, or (B) the Liens contemplated hereby are first priority perfected Liens on any Repurchase Assets in favor of Buyer; provided that, (i) solely with respect to Purchased Mortgage Loans, the Purchase Price of which, individually or in the aggregate, does not exceed [***], any of the foregoing is not cured within [***] following the earlier of written notice to, or knowledge of, an Executive Officer, and (ii) for all other Purchased Mortgage Loans, any of the foregoing is not cured within [***] following the earlier of written notice to, or knowledge of, an Executive Officer; or
(k)Material Adverse Effect. A Material Adverse Effect shall occur as determined in the sole good faith discretion of Buyer; or
(l)Change in Control. A Change in Control shall have occurred; or
(m)Going Concern. Sellers’ audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Seller as a “going concern” or reference of similar import; or
(n)Reserved.
(o)Inability to Perform. An Executive Officer of any Seller shall admit in writing its inability to, or its intention not to, perform any of such Seller’s obligations; or

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SECTION 14.REMEDIES
(a)If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer; provided that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.
(i)At the option of Buyer, exercised by written or electronic notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of the Sellers), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.
(ii)If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,
(A)Each Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Sellers hereunder;
(B)to the extent permitted by any applicable Requirement of Law, the calculation of the Price Differential with respect to each such Transaction shall be changed as set forth in the definition of the Price Differential and the Repurchase Price shall be decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and
(C)all Income actually received by Buyer pursuant to Section 5 or otherwise shall be applied to the aggregate unpaid Obligations owed by Seller.
(iii)Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Mortgage Loans in accordance with Section 16(c) and (B) physical possession of all files of each Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of any Seller or any third party acting for any Seller (including any Servicer) and such Seller shall deliver to Buyer such assignments as Buyer shall request; provided that if such records and documents also relate to mortgage loans other than the Purchased Mortgage Loans, Buyer shall have a right to obtain copies of such records and documents, rather than originals. Buyer shall be entitled to specific performance of all agreements of Sellers contained in the Program Documents.
(iv)At any time on the Business Day following notice to Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event Sellers have not repurchased all Purchased Mortgage Loans, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale, without any representations or warranties of Buyer and at such price or prices as is commercially reasonable, any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its

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sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans (provided that Buyer shall solicit at least three (3) third party bids) against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied to the Obligations and Buyer’s related expenses as determined by Buyer in its sole discretion.
(v)Each Seller shall be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (B) damages in an amount equal to the reasonable, documented, out-of-pocket cost (including all fees, expenses and commissions) of Buyer entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
(vi)Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirement of Law.
(b)Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence and during the continuance of an Event of Default without notice to Sellers, except as otherwise provided in this Agreement. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.
(c)Each Seller recognizes that the market for the Purchased Mortgage Loans may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner. In view of the nature of the Purchased Mortgage Loans, each Seller agrees that liquidation of any Purchased Mortgage Loan may be conducted in a private sale. Each Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Each Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of any Purchased Mortgage Loan by using internet sites that provide for the auction or sale of assets similar to the Purchased Mortgage Loans, or that have the reasonable capability of doing so, or that match buyers and sellers of assets similar to the Purchased Mortgage Loans.

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(d)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives, to the extent permitted by applicable law and absent any willful misconduct or gross negligence of Buyer, any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by applicable law and absent any willful misconduct or gross negligence of Buyer, any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(e)To the extent permitted by any applicable Requirement of Law, each Seller shall be liable to Buyer for interest on any amounts owing by such Sellers hereunder, from the date such Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by such Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by a Seller to Buyer under this Section 14(e) shall be at a rate equal to the Post-Default Rate.
(f)Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for a Seller’s failure to perform its obligations under this Agreement, each Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to seek specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.
(g)In the event that (i) an Event of Default occurred solely pursuant to Section 13(g), and (ii) such Event of Default under Section 13(g) has been cured in accordance with the terms thereof, Buyer shall be entitled to consummate any sale of Purchased Mortgage Loans with respect to which Buyer committed to sell following the occurrence of such Event of Default and before it was cured in accordance with and as otherwise permitted under this Section 14. Upon receipt of the related sale proceeds, Buyer shall apply such proceeds to the then-outstanding Obligations. Each Seller shall continue and remain responsible for any remaining Obligations outstanding after application of such sale proceeds. Notwithstanding the foregoing, absent the occurrence of any other Event of Default, Buyer hereby agrees that it shall not exercise remedies after the occurrence of an Event of Default under Section 13(g) if, and from the date, Buyer has received a Standstill Payment from Sellers; provided that if the Event of Default under Section 13(g) is not cured within fifteen (15) calendar days, Buyer may thereafter exercise all remedies in accordance with this Agreement and the Standstill Payment shall be applied to satisfy the Obligations. If Sellers cure the Event of Default under Section 13(g) within fifteen (15) calendar days as permitted thereunder and have provided evidence reasonably satisfactory to Buyer of such cure, and provided that no other Event of Default shall have occurred, Buyer shall remit any Standstill Payment it received back to such Seller.

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SECTION 15.INDEMNIFICATION AND EXPENSES; RECOURSE
(a)Each Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify, on an after-Tax basis, any Indemnified Party against all third-party liabilities, losses, damages, and judgments, documented, actual, out-of-pocket costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement (including, without limitation, as a result of a breach of Section 13(g), as a result of Buyer’s compliance with the provisions of Section 14(g) or any representation or warranty contained on Schedule 1), any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party, on an after-Tax basis, against all Costs and Taxes incurred as a result of or otherwise in connection with the holding of the Purchased Mortgage Loans or any failure by such Seller or Subsidiary thereof to pay when due any Taxes for which such Person is liable, that result from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with this Agreement, any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, each Seller will save, indemnify on an after-Tax basis and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by such Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from such Seller. Each Seller also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all the Indemnified Party’s documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.
(b)Each Seller agrees to pay promptly after billed by Buyer all of the reasonable, documented, actual, out-of-pocket costs and expenses reasonably incurred by Buyer in connection with (i) the development, preparation and execution of the Program Documents or any other documents prepared in connection herewith or therewith and (ii) any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Each Seller agrees to pay promptly after billed by Buyer all of the documented, actual, reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation search and filing fees and all the documented, actual, reasonable fees, disbursements and expenses of counsel to Buyer. Subject to the Due Diligence Cap, each Seller agrees to pay Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by such Seller for purchase under this Agreement, including, but not limited to, those out of pocket costs and expenses incurred by Buyer pursuant to Sections 15(a) and 17 hereof.

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(c)The obligations of Sellers from time to time to pay the Repurchase Price, the Price Differential, the Obligations and all other amounts due under this Agreement shall be full recourse obligations of the Sellers.
SECTION 16.SERVICING
(a)As a condition of purchasing a Mortgage Loan, Buyer may require a Seller to service such Mortgage Loan as agent for Buyer for a term of thirty (30) days (the “Servicing Term”). If the Servicing Term expires with respect to any Purchased Mortgage Loan for any reason other than such Purchased Mortgage Loan no longer being subject to a Transaction hereunder, then upon agreement of Buyer, such Seller shall continue to service the Purchased Mortgage Loan for an additional thirty (30) days. Each thirty (30) day extension period shall automatically expire without notice unless Buyer agrees to any additional thirty (30) day extension period(s). The applicable Seller shall service the Purchased Mortgage Loans in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirement of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Commitment and the Approved Investor, so that the eligibility of the Mortgage Loan for purchase under such Takeout Commitment is not voided or reduced by such servicing and administration.
(b)If any Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than a Seller and any interim servicer for correspondent loans (a “Subservicer”), or if the servicing of any Mortgage Loan is to be transferred to a Subservicer, Sellers shall provide a copy of the related servicing agreement and a Servicer Notice executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer prior to such Purchase Date or servicing transfer date, as applicable. Each such Servicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, Sellers shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Mortgage Loans, which consent may not unreasonably be withheld or delayed; Reverse Mortgage Servicers, Inc. is approved by Buyer to subservice Mortgage Loans. In no event shall a Seller’s use of a Subservicer relieve such Seller of its obligations hereunder, and such Seller shall remain liable under this Agreement as if such Seller were servicing such Mortgage Loans directly.
(c)Each Seller shall transfer actual servicing of each Purchased Mortgage Loan, together with all of the related Records in its possession, to Buyer’s designee and designate Buyer’s designee as the servicer in the MERS System upon the earliest of (i) the occurrence of a Default or Event of Default hereunder, (ii) the termination of a Seller as interim servicer by Buyer pursuant to this Agreement, (iii) the expiration (and non-renewal) of the Servicing Term, or (iv) transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Buyer shall have the right to terminate a Seller as interim servicer of any of the Purchased Mortgage Loans, which right shall be exercisable at any time in Buyer’s sole discretion, upon written notice. A Seller’s transfer of the Records and servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

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(d)During the period a Seller is servicing the Purchased Mortgage Loans as agent for Buyer, such Seller agrees that Buyer is the owner of the related Credit Files and Records and such Seller shall at all times maintain and safeguard and cause the Subservicer to maintain and safeguard the servicing records included in the Credit File for the Purchased Mortgage Loans (including photocopies or images of the documents delivered to Buyer) to the extent in their possession, and accurate and complete records of its servicing of the Purchased Mortgage Loan; a Seller’s possession of the servicing records included in the Credit Files and Records being for the sole purpose of servicing such Purchased Mortgage Loans and such retention and possession by such Seller being in a custodial capacity only.
(e)At Buyer’s request, Sellers shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being serviced by a Seller, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could cause a material adverse effect on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Sellers may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by the applicable Seller. Sellers shall immediately notify Buyer if it becomes aware of any payment default that occurs under the Purchased Mortgage Loan or any default under any Servicing Agreement that would materially and adversely affect any Purchased Mortgage Loan subject thereto.
(f)Each Seller shall release its custody of the contents of the servicing records included in any Credit File or Mortgage File relating to a Purchased Mortgage Loan only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to the applicable Seller’s servicing of the Purchased Mortgage Loan, is required to complete the Takeout Commitment or comply with the Takeout Commitment requirements, or (iii) as required by any applicable Requirement of Law.
(g)Buyer reserves the right to appoint a successor servicer at any time to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion. If Buyer elects to make such an appointment due to a Default or Event of Default, Sellers shall be assessed all costs and expenses incurred by Buyer associated with transferring the servicing of the Purchased Mortgage Loans to the Successor Servicer. In the event of such an appointment, Sellers shall perform all acts and take all action so that any part of the servicing records included in the Credit File and related Records held by Sellers, together with all funds in the Custodial Account and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to Successor Servicer, and shall otherwise reasonably cooperate with Buyer in effectuating such transfer. Subject to the terms of any applicable servicing agreement, Sellers shall have no claim for lost servicing income, lost profits or other damages if Buyer appoints a Successor Servicer hereunder and the servicing fee is reduced or eliminated. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.
(h)For the avoidance of doubt, no Sellers retains economic rights to the servicing of the Purchased Mortgage Loans provided that Sellers shall continue to service the Purchased Mortgage Loans hereunder as part of its Obligations hereunder. As such, each Seller expressly acknowledges that the Purchased Mortgage Loan are sold to Buyer on a “servicing released” basis.

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SECTION 17.DUE DILIGENCE
        Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, the Sellers, Settlement Agents, Approved Investors and other parties which may be involved in or related to Transactions (collectively, “Third Party Transaction Parties”), from time to time, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable (but not less than three (3) Business Days) prior notice to the Sellers, unless an Event of Default shall have occurred, in which case no notice is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers. The Sellers will use commercially reasonable efforts to cause Third Party Transaction Parties to cooperate with any due diligence requests of Buyer. Provided that no Event of Default has occurred and is continuing, Buyer agrees that it shall exercise best efforts, in the conduct of any such due diligence, to minimize any disruption to Sellers’ normal course of business. The Sellers shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans and, once Sellers and Buyer establish mutually agreeable procedures for the handling and use by Buyer of Sellers’ confidential beneficial ownership information, Sellers shall ensure that Buyer has sufficient information relating to Sellers’ beneficial ownership for purposes of Buyer’s compliance with 31 C.F.R. § 1010.230. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Loans from such Seller based solely upon the information provided by such Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Sellers. Each Seller further agrees to pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17 (the “Due Diligence Costs”); provided that no Seller shall be responsible for Due Diligence Costs in excess of the Due Diligence Cap; provided, however, that the Due Diligence Cap shall not apply upon the occurrence of a Default or Event of Default.
SECTION 18.ASSIGNABILITY
The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any Seller without the prior written consent of Buyer. Buyer may from time to time, with the consent of Sellers which shall not be unreasonably withheld or delayed (provided that no consent shall be required if any such assignment by Buyer is (x) to an Affiliate of Buyer that is licensed with the State of New York Banking Department or (y) after the occurrence of an Event of Default), assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such

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rights and obligations have been so assigned by it be released from its obligations hereunder and under the Program Documents. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers; provided that any such prospective assignee shall execute a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in Section 31 hereof.
Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) Sellers shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents except as provided in Section 7; and (iv) the holder of such participation and its respective Affiliates shall not be entitled to the set off rights set forth in this Agreement, including, without limitation, in Section 22 and shall not be entitled to conduct due diligence under Section 17, except through Buyer as its representative.
Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, this Agreement and the other Program Documents and any information relating to a Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of a Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.
In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in agreements for similar syndicated repurchase facilities.

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SECTION 19.TRANSFER AND MAINTENANCE OF REGISTER.
(a)Subject to acceptance and recording thereof pursuant to Section 19(b), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 19 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Sections 18 and 19(b) hereof.
(b)Buyer, on Sellers’ behalf, shall maintain a register (the “Register”) on which it will record Buyer’s percentage of rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect Sellers’ obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Sellers the information described in this paragraph and permit Sellers to review such information.
SECTION 20.HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS
Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans, subject to the terms of this Agreement. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans to any Person, including without limitation, the Federal Home Loan Bank. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans delivered to Buyer by Sellers. Notwithstanding any of the foregoing to the contrary, unless an Event of Default shall have occurred and be continuing, none of the foregoing shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to this Agreement.
Buyer may, in connection with any repurchase transaction or proposed repurchase transaction pursuant to this Section 20, disclose to the repledgee or proposed repledgee, as the case may be, this Agreement and the other Program Documents and any information relating to a Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Sellers or any of their Subsidiaries; provided that such repledgee agrees to hold such information subject to the confidentiality provisions of this Agreement.
SECTION 21.TAX TREATMENT
Notwithstanding anything to the contrary in this Agreement or any other Program Documents, each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat each Transaction as indebtedness of Sellers that is secured by the Purchased Mortgage Loans and the Purchased Mortgage Loans as owned by Sellers in the absence of a Default by Sellers. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by any Requirement of Law (in which case such party shall promptly notify the other party of such Requirement of Law).

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SECTION 22.SET-OFF
In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to the Sellers (except for such notice as may be required in connection with certain Events of Default), any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder beyond the expiration of any related cure period (whether by stated maturity, by acceleration or otherwise)to set-off and appropriate and apply against any Obligation from the Sellers to Buyer any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims or cash, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer to or for the credit or the account of Sellers. Buyer agrees promptly to notify the Sellers after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Sellers hereunder if an Event of Default or Default has occurred.
SECTION 23.TERMINABILITY
Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Agreement.
SECTION 24.NOTICES AND OTHER COMMUNICATIONS
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the addresses set forth below. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

If to Rocket Seller:

Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan, 48226
Attention: Brian Brown

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Telephone: [***]
Facsimile: [***]
Email: [***]
With a copy to:
Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan, 48226
Attention: Amy Bishop
Telephone: [***]
Facsimile: [***]
Email: [***]

If to One Reverse Seller:

One Reverse Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan 48226
Attention: Brian Brown and Amy Bishop

If to Buyer:
    UBS AG
1285 Avenue of the Americas
New York, NY 10019
Attention: Kathleen Donovan
Telephone: [***]
Email: [***]

With a copy to:

Chad Eisenberger
Executive Director & Counsel
UBS Business Solutions LLC
1285 Avenue of the Americas
New York, NY 10019
Telephone: [***]
Email: [***]

And:

[***]

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SECTION 25.USE OF THE WAREHOUSE ELECTRONIC SYSTEM AND OTHER ELECTRONIC MEDIA
Each Seller and Buyer acknowledges and agrees that certain transactions mutually agreed upon by the parties may be conducted electronically using Electronic Records and/or Electronic Signatures. Each Seller and Buyer consents to the use of Electronic Records and/or Electronic Signatures whenever expressly mutually agreed by the parties and acknowledges and agrees that each Seller and Buyer shall be bound by its Electronic Signature and by the terms, conditions, requirements, information and/or instructions contained in any such Electronic Records. In particular, each Seller and Buyer agree that the documents in the Mortgage File with respect to which a Seller is permitted to deliver a copy, Sellers may deliver such documents electronically through a secure electronic portal established by Sellers and Custodian to which only the Custodian, Buyer and Sellers shall have access (the “Portal”). Buyer and Sellers hereby acknowledge that such documents delivered pursuant to the foregoing are deemed to be in Custodian’s possession for the purpose of issuing the Trust Receipt, all as provided in the Custodial Agreement.
Each Seller and Buyer agrees to adopt as its Electronic Signature its user identification codes, passwords, personal identification numbers, access codes, a facsimile image of a written signature and/or other symbols or processes as agreed to by Sellers and Buyer from time to time (as a group, any subgroup thereof or individually, hereinafter referred to as a Seller’s or Buyer’s Electronic Signature). Each Seller and Buyer acknowledges that Buyer and Sellers will rely on any and all Electronic Records and on a Seller’s and Buyer’s Electronic Signature transmitted or submitted to Buyer or Sellers.
Neither Sellers nor Buyer shall be liable for the failure of either its or Sellers’ or Buyer’s internet service provider, or any other telecommunications company, telephone company, satellite company or cable company to timely, properly and accurately transmit any Electronic Record or fax copy.
Before engaging in Electronic Transactions with Sellers, Buyer may provide Sellers, or require Sellers to create, user identification codes, passwords, personal identification numbers and/or access codes, as applicable, to permit access to Buyer’s computer information processing system. Each Person permitted access to the Warehouse Electronic System must have a separate identification code and password. Each Seller and Buyer shall be fully responsible for protecting and safeguarding any and all user identification codes, passwords, personal identification numbers and access codes provided or required by Buyer. Each Seller and Buyer shall adopt and maintain security measures to prevent the loss, theft or unauthorized or improper disclosure or use of any and all user identification codes, passwords, personal identification numbers and/or access codes by Persons other than the individual Person who is authorized to use such information. Each Seller and Buyer shall notify the other parties immediately in the event (i) of any loss, theft or unauthorized disclosure or use of any of the user identification codes, passwords, personal identification numbers and/or access codes or (ii) any party has any reason to believe there has been a breach of security or that its access to Warehouse Electronic System is no longer secure for any reason.
Each Seller and Buyer understands and agrees that it shall be fully responsible for protecting and safeguarding its computer hardware and software from any and all (a) computer “viruses,” “time bombs,” “trojan horses” or other harmful computer information, commands, codes or programs that may cause or facilitate the destruction, corruption, malfunction or appropriation of, or damage or change to, any of Sellers’ or Buyer’s computer information processing systems, including without limitation, all hardware, software, Electronic Records,

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information, data and/or codes and (b) computer “worms,” “trap doors” or other harmful computer information, commands, codes or programs that enable unauthorized access to Sellers’ and/or Buyer’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes.
Each Seller and Buyer agrees that any other party may, in its sole discretion and from time to time, without limiting such Seller’s or Buyer’s liability set forth herein, establish minimum security standards that such Seller and Buyer must, at a minimum, comply with in an effort to (x) protect and safeguard any and all user identification codes, passwords, personal identification numbers and/or access codes from loss, theft or unauthorized disclosure or use; and (y) prevent the infiltration and "infection" of any Seller’s or Buyer’s hardware and/or software by any and all computer “viruses,” “time bombs,” “trojan horses,” “worms,” “trapdoors” or other harmful computer codes or programs.
If Buyer or Sellers, from time to time, establishes minimum security standards, each Seller and Buyer shall comply with such minimum security standards within the time period established by Buyer or such Seller, as applicable. Buyer and each Seller shall have the right to confirm each other party’s compliance with any such minimum security standards. Each Seller’s and Buyer’s compliance with such minimum security standards shall not relieve such Seller or Buyer from any of its liability set forth herein.
Whether or not Buyer or a Seller establishes minimum security standards, each Seller and Buyer shall continue to be fully responsible for adopting and maintaining security measures that are consistent with the risks associated with conducting electronic transactions with Buyer and the Sellers. A Seller’s failure to adopt and maintain appropriate security measures or to comply with any minimum security standards established by Buyer may result in, among other things, termination of such Seller’s access to Buyer’s computer information processing systems.
Each Seller understands and agrees that certain elements or components of the Warehouse Electronic System may be provided by third party vendors, and hereby holds Buyer harmless from any liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against a Seller relating to or arising out of a Seller’s use of the Warehouse Electronic System including without limitation, the use of any elements or components provided by third party vendors.

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SECTION 26.ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT
This Agreement, together with the Program Documents, constitute the entire understanding between Buyer and Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Agreement, Buyer and Sellers each acknowledges that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in the Program Documents. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Buyer and Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Sellers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that, subject to Section 22, Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.
SECTION 27.GOVERNING LAW
THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLERS SHALL BE GOVERNED BY E-SIGN.

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SECTION 28.SUBMISSION TO JURISDICTION; WAIVERS
BUYER AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER PROGRAM DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 24 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED;
(iv)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(v)HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 29.NO WAIVERS, ETC.
No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Program Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Program Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

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SECTION 30.NETTING
If Buyer and any Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder (a) all amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402; (b) the payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.
SECTION 31.CONFIDENTIALITY
Buyer and the Sellers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Program Documents or the Transactions contemplated thereby or regarding any other confidential or proprietary information of a party (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) such information is disclosed to direct or indirect parent companies, Subsidiaries, Affiliates, directors, officers, members, managers, shareholders, legal counsel, auditors, accountants or agents, provided that such attorneys or accountants are informed of the confidential nature of such information and the disclosing party is responsible for their breach of these confidentiality provisions, (ii) disclosure of such information is required by law, rule, regulation or order of any court, taxing authority, governmental agency or regulatory body, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) disclosure is made to any approved hedge counterparty to the extent necessary to obtain any hedging arrangement, (v) any such disclosure is made in connection with an offering of securities, (vi) such disclosures are made to lenders or prospective lenders to either Seller, buyers or prospective buyers of either Seller’s business, sellers or prospective sellers of businesses to either Seller and their counsel, accountants, representatives and agents, (vii) disclosures are made in either Seller’s financial statements or footnotes, (viii) in the event of an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder and (ix) by Buyer in connection with any marketing material undertaken by Buyer after the occurrence and during the continuance of an Event of Default.
Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, except as provided in the previous paragraph, no party may disclose the name of or identifying information with respect to the Sellers, Buyer, their Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Pricing Rate, Warehouse Fees and Purchase

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Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties. The provisions set forth in this Section 31 shall survive the termination of this Agreement.
Notwithstanding anything in this Agreement to the contrary, Buyer and each Seller shall comply, in all material respects, with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”). Each of Seller and Buyer understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Sellers and Buyer each agree to maintain such nonpublic personal information that it receives hereunder in accordance with the applicable provisions of the GLB Act and other applicable federal and state privacy laws. Each Seller and Buyer shall implement such physical and other security measures as shall be necessary to comply, in all material respects, with the applicable Requirements of Law with respect to (a) the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of the other parties which it holds (b) threats or hazards to the security and integrity of such nonpublic personal information, and (c) unauthorized access to or use of such nonpublic personal information. Upon request, each Seller and Buyer will provide evidence to the other parties reasonably satisfactory to allow the other parties to confirm that such party has satisfied its obligations as required under this Section. Without limitation, this may include review of audits, summaries of test results, and other equivalent evaluations of the applicable party. Each Seller and Buyer shall notify the other parties promptly following discovery of any breach or compromise in any material respect of any applicable Requirements of Law with respect to the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the other parties. Each Seller and Buyer shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
SECTION 32.INTENT
(a)The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the Bankruptcy Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the Bankruptcy Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the Bankruptcy Code and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The parties further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).
(b)This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code. It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the Bankruptcy Code, as amended; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

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(c)The parties hereby agree that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.
(d)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in FDIA and any rules, orders or policy statements thereunder.
(e)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(f)Each party intends that this Agreement constitutes and shall be construed and interpreted as a “master netting agreement” within the meaning of and as such terms are used in Section 561 of the Bankruptcy Code and each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, this Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
SECTION 33.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that (a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder and (b) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

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SECTION 34.CONFLICTS
In the event of any conflict between the terms of this Agreement, any other Program Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Document shall prevail.
SECTION 35.MISCELLANEOUS
(a)Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, the UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.
(b)Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
(c)Acknowledgment. Each Seller hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents; (ii) Buyer has no fiduciary relationship to any Seller; and (iii) no joint venture exists between Buyer and Seller.
(d)Documents Mutually Drafted. Sellers and Buyer agree that this Agreement each other Program Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
(e)Amendments. This Agreement and each other Program Document may be amended from time to time, only by prior written agreement of Buyer and the Sellers and Mortgage Loans sold to Buyer after the effective date shall be governed by the revised Agreement. Any provision of the Program Documents imposing any obligation on any Seller or granting rights to Buyer may be waived by Buyer.

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(f)Acknowledgement of Anti Predatory Lending Policies. Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.
(g)Authorizations. Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for the applicable Seller under this Agreement. Any of the persons whose titles appear on Schedule 2 are authorized, acting singly, to act for Buyer under this Agreement.
SECTION 36.GENERAL INTERPRETIVE PRINCIPLES
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation by reason of enumeration; (g) all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and (h) all references herein or in any Program Document to “good faith” means good faith as defined in Section 201(b)(20) of the UCC as in effect in the State of New York.
SECTION 37.JOINT AND SEVERAL
(a)Rocket Seller shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of One Reverse Seller and the actions of any Person (including another Seller) or third party shall in no way affect such joint and several liability. Rocket Seller acknowledges and agrees that Buyer shall have no obligation to proceed against One Reverse Seller before proceeding against Rocket Seller. Rocket Seller hereby waives any defense to its obligations under this Agreement or any other Program Document based upon or arising out of the disability or other defense or cessation of liability of Rocket Seller or One Reverse versus the other.
(b)One Reverse Seller shall be severally but not jointly liable for the rights, covenants, obligations and warranties and representations as containing herein and the actions of any Person (including such other Seller) or third party shall in no way affect such several liability.

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(c)Notwithstanding the foregoing, each Seller acknowledges and agrees that a Default of an Event of Default is hereby considered a Default or an Event of Default by each Seller.
SECTION 38.AMENDMENT AND RESTATEMENT
The terms and provisions of the Existing Repurchase Agreement shall be amended and restated in their entirety by the terms and provisions of this Agreement and shall supersede all provisions of the Existing Repurchase Agreement as of the date hereof. From and after the date hereof, all references made to the Existing Repurchase Agreement in any Program Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.
[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.
BUYER:
UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK
By:     /s/ Kathleen Donovan
Name: Kathleen Donovan
Title: Managing Director
By:     /s/ Chi Ma
Name: Chi Ma
Title: Executive Director
SELLERS:
ROCKET MORTGAGE, LLC
By:     /s/ Brian Brown
Name: Brian Brown
Title: Treasurer
ONE REVERSE MORTGAGE, LLC
By:     /s/ Michael Stidham
Name: Michael Stidham
Title: President
Signature Page to the Second Amended and Restated Master Repurchase Agreement
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SCHEDULE 1
REPRESENTATIONS AND WARRANTIES
Each Seller represents and warrants to Buyer, with respect to each Mortgage Loan that is subject to a Transaction hereunder, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from Sellers and as of each date such Mortgage Loan is subject to a Transaction hereunder, that the following are true and correct. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to each Seller’s knowledge, if it is discovered by a Seller during the time that such representation is being made that the substance of such representation and warranty is inaccurate, notwithstanding each Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
(a)Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects as of the Purchase Date.
(b)Payments Current. No payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan (other than a Ginnie Mae Modified Loan) been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan; and, if the Mortgage Loan is a Co-op Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever to the knowledge of any Sellers, been threatened or commenced with respect to the Co-op Loan.
(c)Origination Date. Unless otherwise extended by Buyer and other than with respect to a Ginnie Mae Modified Loan, the initial Purchase Date is no more than sixty (60) days following the origination date of the Mortgage Note.
(d)Approved Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Approved Underwriting Guidelines in effect at the time of origination of the Mortgage Loan.
(e)No Outstanding Charges. Other than with respect to a Ginnie Mae Modified Loan, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Other than with respect to a Ginnie Mae Modified Loan, no Seller has advanced funds with respect to each Mortgage Loan that is not a HECM Loan, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one (1) month the Due Date of the first installment of principal and interest.
(f)Original Terms Unmodified. Other than with respect to a Ginnie Mae Modified Loan, the terms of the Mortgage Note (and the Proprietary Lease, the Assignment of Proprietary Lease and Stock Power with respect to each Co-op Loan) and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by
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a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian or to such other Person as Buyer shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as Buyer shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule. Each Ginnie Mae Modified Loan has been modified in accordance with the Ginnie Mae guide.
(g)No Defenses. The Mortgage Loan (and the Assignment of Proprietary Lease related to each Co-op Loan) is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage or with respect to a Ginnie Mae Modified Loan, the terms of the Modification Agreement, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage or with respect to a Ginnie Mae Modified Loan, the Modification Agreement unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated or with respect to a Ginnie Mae Modified Loan, at the time the Modification Agreement was entered into.
(h)Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA or HUD guidelines, as well as all additional requirements set forth in the Approved Underwriting Guidelines. If required by the National Flood Insurance Act of 1968, as amended, and the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the applicable requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the applicable Agency, FHA, VA or HUD guidelines. All individual insurance policies contain a standard mortgagee clause naming a Seller and its successors and assigns as mortgagee, and all premiums due and owing thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is in full force and effect. No Seller has engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, to such Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by such Seller, in any case, to the extent it would impair coverage under any such policy.
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(i)Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, anti-predatory lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, equal credit opportunity, mortgage reform and disclosure laws or unfair and deceptive practices laws applicable to the Mortgage Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Each Seller shall maintain in its possession, available for Buyer’s inspection, evidence of compliance with all requirements set forth herein.
(j)No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or, other than with respect to a Ginnie Mae Modified Loan, in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or, other than with respect to a Ginnie Mae Modified Loan, in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Mortgage Loan to fail to satisfy the applicable Underwriting Guidelines. Other than with respect to a Ginnie Mae Modified Loan, no Seller has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has any Seller waived any default resulting from any action or inaction by the Mortgagor.
(k)Location and Type of Mortgaged Property. Other than with respect to a leasehold estate, the Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule. Mortgaged Property that is a leasehold estate meets the guidelines of the applicable Agency, FHA, VA or HUD, as applicable. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, a townhouse, or a two- to four-family dwelling, or an individual condominium or Co-op Unit in a low-rise or high-rise condominium or Co-op Project, or an individual unit in a planned unit development or a de minimis planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium or Co-op Unit or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Approved Underwriting Guidelines. The Mortgaged Property is not raw land. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and no portion of the Mortgaged Property is storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
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(l)Valid First Lien. Each Mortgage is a valid and subsisting first lien on a single parcel of real estate included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, the exceptions set forth below and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject to:
(i)the lien of current real property taxes and assessments not yet delinquent.
(ii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and
(iii)other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and first lien and first priority security interest on the property described therein and a Seller has full right to pledge and assign the same to Buyer.
(m)Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, material omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan or in any mortgage or flood insurance, if applicable, in relation to such Mortgage Loan. Each Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.
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(n)Full Disbursement of Proceeds. Except for HECM Loans, the Mortgage Loan has been closed and, except with respect to HomeStyle Renovation Mortgage Loans, HomeReady Renovation Mortgage Loans or Choice Renovation Loans, the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. With respect to Homestyle Renovation Mortgage Loans, HomeReady Renovation Mortgage Loans and Choice Renovation Loans, Sellers have made all advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage (excluding refunds that may result from escrow analysis adjustments). All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance in all material respects with applicable state and federal law and regulation. No Mortgagor was charged “points and fees” in an amount that exceeds the applicable limits as specified under 12 CFR 1026.43(e)(3), or any successor rule or regulation, to the extent such section is applicable, and the points and fees were calculated using the calculation required under 12 CFR 1026.32(b), or any successor rule or regulation, to the extent applicable to determine compliance with applicable requirements.
(o)Ownership. The related Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to Buyer, such Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, Buyer or Buyer’s designee, in trust for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged to a third party, subject to Takeout Commitments, and such Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan (and with respect to any Co-op Loan, the sole assignee under the related Assignment of Proprietary Lease) pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, except any security interest created pursuant to this Agreement, subject to Takeout Commitments. Each Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except as otherwise provided in the Program Documents.
(p)Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state, or (4) not otherwise required to be qualified to do business in such state.
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(q)LTV, PMI Policy. Except as approved by one of the Agencies, FHA, VA or HUD, no Conforming Mortgage Loan other than a HECM Loan has an LTV greater than 100%. If required by the applicable Agency, FHA, VA or HUD, the Conforming Mortgage Loan is insured by a PMI Policy. All provisions of any PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Conforming Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Conforming Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium. The LTV of any Agency High LTV Mortgage Loan meets the requirements of the “High LTV Refinance Option” program implemented by Fannie Mae or the “Enhanced Relief Refinance” program implemented by Freddie Mac, as applicable.
(r)Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans or reverse mortgage loans, as applicable, in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to the applicable Agency, FHA, VA or HUD and each such title insurance policy is issued by a title insurer acceptable to the applicable Agency, FHA, VA or HUD and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the applicable Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (l) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The related Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including such Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person or entity, and no such unlawful items have been received, retained or realized by such Seller, in any case to the extent it would impair the coverage of any such policy.
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(s)No Defaults. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and no Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration other than with respect to a Ginnie Mae Modified Loan in accordance with the Ginnie Mae Modified guide and the Modification Agreement; and with respect to each Co-op Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease which would permit acceleration, and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid to the extent required by the Fannie Mae Selling Guide, and such Seller has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.
(t)No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and, except with respect to HECM Loans, no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal to, the lien of the related Mortgage.
(u)Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except those which are insured against by the related title insurance policy. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.
(v)Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Except for HECM Loans, no Mortgage Loan contains terms or provisions which would result in negative amortization. Monthly Payments on the Mortgage Loan that is not a Ginnie Mae Modified Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan (unless such Mortgage Loan is a HECM Loan). The mortgage interest rate as well as the lifetime rate cap and the periodic cap, if any, are as set forth on the Mortgage Loan Schedule. Unless otherwise specified and except for HECM Loans, the Mortgage Loan is payable on the first day of each month. There are no Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.
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(w)Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee's sale or the right to foreclose on the related Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption.
(x)Conformance with Agency and Approved Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Approved Underwriting Guidelines (a copy of which, other than Agency guidelines, has been delivered to Buyer). The Mortgage Note and Mortgage (exclusive of any riders) are on forms similar to those used by or acceptable to the applicable Agency, FHA, VA or HUD, as applicable, and no Seller has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used. The methodology used in underwriting the extension of credit for each Mortgage Loan is in accordance with Approved Underwriting Guidelines or employs objective quantitative principles which relate the Mortgagor’s credit characteristics, income, assets and liabilities (as applicable to a particular underwriting program) to the proposed payment, and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Except for HECM Loans, such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
(y)Occupancy of the Mortgaged Property. As of the Purchase Date, the occupancy status of the Mortgaged Property is in accordance with Approved Underwriting Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.
(z)No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (l) above.
(aa)Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
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(bb)Acceptable Investment. To each Seller’s actual knowledge, there are no specific circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that are reasonably expected to (i) cause private institutional investors which invest in loans similar to the Mortgage Loan, to regard the Mortgage Loan as an unacceptable investment, or (ii) adversely affect the value of the Mortgage Loan in comparison to similar loans.
(ca)Delivery of Mortgage Documents. If the Mortgage Loans is not a Wet Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Mortgage Loan) and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian including, the Modification Agreement with respect to a Ginnie Mae Modified Loan, except as otherwise provided in the Custodial Agreement. Sellers are, or an agent of Sellers is, in possession of a complete, true and accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian and except as otherwise provided in the Custodial Agreement.
(dd)Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to the applicable Agency, FHA, VA or HUD or (ii) located in a condominium or planned unit development project which has received project approval from the applicable Agency, FHA, VA or HUD. The representations and warranties required by the applicable Agency, FHA, VA or HUD with respect to such condominium or planned unit development have been satisfied and remain true and correct.
(ee)Transfer of Mortgage Loans. Other than for MERS Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by no Seller is subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction.
(ff)Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of each Seller’s knowledge, such provision is enforceable.
(gg)Assumability. No Mortgage Loan is assumable, except as permitted under Approved Underwriting Guidelines.
(hh)Buydown Provisions; No Graduated Payments or Contingent Interests. Except as permitted by Approved Underwriting Guidelines, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Sellers, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor; any such buydown funds have been maintained and administered in accordance with the requirements of the applicable Agency, FHA, VA or HUD relating to buydown loans. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.
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(ii)Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency, FHA, VA or HUD, as applicable. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.
(jj)Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened in writing for the total or partial condemnation of the Mortgaged Property. Other than with respect to a Ginnie Mae Modified Loan, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.
(kk)Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by each Seller with respect to the Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices and applicable laws and regulations. With respect to escrow deposits and Escrow Payments for each Mortgage Loan that is not a HECM Loan, all such payments are in the possession of, or under the control of, the applicable Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments for each Mortgage Loan that is not a HECM Loan have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. With respect to each Mortgage Loan that is not a HECM Loan, each escrow of funds that has been established is not prohibited by applicable law. With respect to each Mortgage Loan that is not a HECM Loan, no escrow deposits or Escrow Payments or other charges or payments due Sellers have been capitalized under the Mortgage or the Mortgage Note. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related interest rate adjustment date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the mortgage interest rate, the same index was used with respect to each similar Mortgage Note which required a new index to be selected, and such selection did not breach the terms of the related Mortgage Note. Each Seller, as applicable, executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding any mortgage interest rate and Monthly Payment adjustments. Any interest required to be paid on escrowed funds pursuant to state, federal and local law has been properly paid and credited.
(ll)No Violation of Environmental Laws. There exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue.
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(ll)Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified any Seller, and no Seller has knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(nn)Appraisal. Unless the applicable Agency, FHA, VA or HUD requires otherwise, the Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the related Seller or the originator of the Mortgage Loan, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of to the applicable Agency, FHA, VA or HUD and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.
(oo)Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and each Seller has complied in all material respects with, all applicable law with respect to the making of adjustable rate Mortgage Loans or HECM Loans. Each Seller shall maintain such statement in the Mortgage File.
(pp)Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.
(qq)Value of Mortgaged Property. No Seller has actual knowledge, based solely on a review of the applicable appraisal, of any circumstances existing that could reasonably be expected to adversely affect the value of any Mortgaged Property as of the date the Mortgage Loan was funded.
(rr)No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to each Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable PMI Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of any Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.
(ss)Escrow Analysis. With respect to each Mortgage with an escrow account that is not a HECM Loan, each Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with Real Estate Settlement Procedures Act and any other applicable law.
    Sch. 1-13
LEGAL02/41757657v8

(tt)Prior Servicing. Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices.
(uu)[Reserved].
(vv)Leaseholds. With respect to any ground lease to which a Mortgaged Property is subject, (1) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the servicing file, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File, (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Purchase Date, (4) the Mortgagor enjoys quiet and peaceful possession of the leasehold estate, subject to any sublease, (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances that, with the passage of time or the giving of notice, or both, would result in a default under such ground lease, (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed, (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Purchase Date pursuant to the terms of such ground lease, (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease, (9) the ground lease term extends, or is automatically renewable, for at least five years after the maturity date of the Mortgage Note; (10) the Buyer has the right to cure defaults on the ground lease and (11) the ground lease meets the guidelines of the Applicable Agency, FHA, VA or HUD, as applicable.
(ww)Prepayment Penalty. No Mortgage Loan is subject to a prepayment penalty.
(xx)Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions) or (b) is a High Cost Mortgage Loan. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by Sellers or the originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by Sellers or originator. If, at the time of loan application, the Mortgagor qualified for a lower cost credit product then offered by Sellers or the originator’s standard mortgage channel (if applicable), Sellers or the originator directed the Mortgagor towards such standard mortgage channel, or offered such lower-cost credit product to the Mortgagor.
(yy)Ohio Stated Income Exclusion. Each Mortgage Loan that is not a HECM Loan with an origination date on or after January 1, 2007 which is secured by Mortgaged Property located in Ohio was originated pursuant to a program which requires verification of the borrower's income in accordance with “Full or Alternative Documentation” programs as described within the Approved Underwriting Guidelines.
    Sch. 1-14
LEGAL02/41757657v8

(zz)Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan.
(aaa)Single-premium Credit or Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through the related Seller as a condition of obtaining the extension of credit. No proceeds from any Mortgage Loan were used at the closing of such loan to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.
(bbb)Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, flood certification contract and each of these contracts is assignable to Buyer.
(ccc)Qualified Mortgage. Each Mortgage Loan satisfies the following criteria: (i) such Mortgage Loan is a Qualified Mortgage; and (ii) such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable.
(ddd)Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with the applicable Agency’s, FHA’s, VA’s or HUD’s guidelines for such trusts.
(eee)Recordation. Each original Mortgage was recorded or has been sent for recordation, and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded or sent for recordation in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Mortgagor, or is in the process of being recorded. With respect to each Ginnie Mae Modified Loan, the related Modification Agreement has been recorded or sent for recordation.
(fff)FICO Scores. Other than with respect to (i) FHA, VA and RD streamlined Mortgage Loans and (ii) Mortgage Loans where the related Mortgagor is a foreign national or with respect to a HECM Loan, each Mortgagor with respect to a Mortgage Loan has a non-zero FICO score.
(ggg)Georgia Mortgage Loans. There is no Mortgage Loan that was originated on or after March 7, 2003 that is a “high cost home loan” as defined under the Georgia Fair Lending Act.
    Sch. 1-15
LEGAL02/41757657v8

(hhh)Illinois Mortgage Loans. All Mortgage Loans originated on or after September 1, 2006 secured by Mortgaged Property located in Cook County, Illinois include Mortgages that are recordable at the time of origination.
(iii)Subprime Mortgage Loans. No Mortgage Loan secured by Mortgaged Property located in New York is a “Subprime Home Loan” as defined in New York Banking Law 6-m, effective September 1, 2008.
(jjj)Balloon Mortgage Loans. No Mortgage Loan is a balloon mortgage loan that has an original stated maturity of less than seven (7) years.
(kkk)Adjustable Rate Mortgage Loans. Each Mortgage Loan that is an adjustable rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, complies in all material respects with the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007), regardless of whether the Mortgage Loan’s originator or a Seller is subject to such statement as a matter of law.
(lll)Agency Mortgage Loans. Each Mortgage Loan that is subject to a Takeout Commitment with an Agency as the Approved Investor had a principal balance at its origination that did not exceed such Agency’s loan limits as of the Purchase Date.
(mmm)Nontraditional Mortgage Loan. Each Mortgage Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007, complies in all material respects with such guidance, regardless of whether the Mortgage Loan’s originator or a Seller is subject to such guidance as a matter of law.
(nnn)Mandatory Arbitration. No Mortgage Loan is subject to mandatory arbitration.
(ooo)Reserved.
(ppp)Wet Loans. With respect to at least ninety percent (90%) of the Mortgage Loans that are Wet Loans covered by any particular funding request, such Mortgage Loans (subject to the terms of the Pricing Letter and other than Mortgage Loans originated in the State of New York) are covered by a duly authorized, executed, delivered and enforceable Closing Protection Letter or, to the extent Title Source, Inc. continues to be a Settlement Agent, have Title Source, Inc. as the Settlement Agent.

    Sch. 1-16
LEGAL02/41757657v8

(qqq)Takeout Commitment. Each Jumbo Mortgage Loan is covered by a Takeout Commitment, does not exceed the availability under such Takeout Commitment (taking into consideration mortgage loans which have been purchased by the respective Approved Investor under the Takeout Commitment and mortgage loans which a Seller has identified to Buyer as covered by such Takeout Commitment) and conforms to the requirements and the specifications set forth in such Takeout Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor. Each Jumbo Mortgage Loan is eligible for sale to at least two Approved Investors and is covered by insurance or guaranteed by the applicable insurer. Each Takeout Commitment covering a Jumbo Mortgage Loan is a legal, valid and binding obligation of a Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(rrr)HECM Loans. With respect to each HECM Loan (i) all of the related Mortgage Loan documents, including the Mortgage Note, are in a form required by, or acceptable under, the HUD handbook provisions relating to reverse mortgage loans; (ii) all requirements as to any improvement and/or repair to the Mortgaged Property and to the disbursement of set-aside amounts for such HECM Loan have been complied with; (iii) all advances of principal secured by the related Mortgage are consolidated and such consolidated principal amount bears a single interest rate as set forth in the Mortgage Loan Schedule; (iv) no portion of any proceeds of such HECM Loan received by the related Mortgagor on the closing date of such HECM Loan were disbursed at the closing for any purpose prohibited under the HUD handbook provisions relating to reverse mortgage loans (including, without limitation, for estate planning purposes); (v) the outstanding HECM Principal Balance of the HECM Loan does not exceed the lesser of (x) 98% of the maximum claim amount and (y) the related principal limit; (vi) all advances of principal made on such HECM Loan (A) shall automatically become subject to a Transaction under the Repurchase Agreement without the requirement of Buyer to remit any additional Purchase Price and (B) with the applicable Seller disbursing such advances of principal to the related Mortgagor with its own funds and not the funds of any third party lender; (vii) such HECM Loan is eligible to be pooled into a HECM mortgage-backed security, but no participation in such HECM Loan shall have been pooled into a HECM mortgage-backed securitization; (viii) the related Mortgaged Property is lawfully occupied by the Mortgagor as such Mortgagor’s primary residence; (ix) the related principal limit, all scheduled payments and other calculation terms have each been calculated in accordance with and comply with all requirements of the HUD handbook provisions relating to reverse mortgage loans; (x) such HECM Loan bears interest at a rate of interest permitted in accordance with the provisions of the HUD handbook provisions relating to reverse mortgage loans; (xi) no Mortgagor under such HECM Loan is less than sixty-two (62) years old and is otherwise an eligible Mortgagor in accordance with the requirements of the HUD handbook provisions relating to reverse mortgage loans; (xii) each Mortgagor has received all counseling required under the HUD handbook provisions relating to reverse mortgage loans and (xiii) the Custodian holds the related Mortgage Note (except for Wet Loans).
(sss)Co-op Loan: Valid First Lien. With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related Co-op Shares and the related Proprietary Lease, subject only to (a) liens of the Co-op Corporation for unpaid assessments representing the Mortgagor’s pro rata share of the Co-op Corporation’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest, and (c) other matters
    Sch. 1-17
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and exceptions described in paragraph (l). There are no liens against or security interests in the Co-op Shares relating to each Co-op Loan (except for liens that are permitted by the Fannie Mae Selling Guide), which have priority equal to or over the Sellers’ security interest in such Co-op Shares.
(ttt)Co-op Loan: Compliance with Law. With respect to each Co-op Loan, the related Co-op Corporation that owns title to the related Co-op Project is a “cooperative housing corporation” within the meaning of Section 216 of the Internal Revenue Code, and otherwise meet the requirements for cooperative loans set forth in the Fannie Mae Selling Guide.
(uuu)Co-op Loan: No Pledge. With respect to each Co-op Loan, there is no prohibition against pledging the Co-op Shares or assigning the Proprietary Lease. With respect to each Co-op Loan, (i) the term of the related Proprietary Lease is longer than the term of the Co-op Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Co-op Shares owned by such Mortgagor first to the Co-op Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Co-op Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.
(vvv)Co-op Loan: Acceleration of Payment. With respect to each Co-op Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby. The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Co-op Unit is transferred or sold without the consent of the holder thereof.
(www)Ginnie Mae Modified Loan. Each Ginnie Mae Modified Loan (i) was modified in accordance with the Ginnie Mae guide; (ii) with respect to (x) an FHA Loan, is the subject of an FHA Mortgage Insurance Certificate; (y) a VA Loan, is the subject of a VA Loan Guaranty Agreement and (z) a RD Loan, is guaranteed by the RD pursuant to a RD Loan Guaranty Agreement and (iii) conforms to the requirements of Ginnie Mae for securitization.
(xxx)FHA Loans, VA Loans and RD Loans.  With respect to each FHA Loan, VA Loan and RD Loan, as applicable, (i) the FHA Mortgage Insurance Certificate is, or when issued will be, in full force and effect, and to each Seller’s knowledge, there exists no circumstance with respect to such FHA Loan that would permit the FHA to deny coverage under such FHA Mortgage Insurance Certificate, the VA Loan Guaranty Agreement is, or when issued will be, in full force and effect, and the RD Loan Guaranty Agreement is, or when issued will be, in full force and effect and (ii) all necessary steps on the part of such Seller have been taken to keep such guaranty or insurance valid, binding and enforceable and, to each Seller’s knowledge, each is the binding, valid and enforceable obligation of the FHA, the VA or the RD, respectively, without surcharge, set-off or defense.
(yyy)eNote Legend. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.
(zzz)eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
(i)the eNote bears a digital or electronic signature;
(ii)the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
    Sch. 1-18
LEGAL02/41757657v8

(iii)there is a single Authoritative Copy of the eNote, within the meaning of Section 9-105 of the UCC or Section 16 of the UETA, that is held in the eVault;
(iv)the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
(v)other than with respect to a Ginnie Mae eNote Pooled Loan, the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;
(vi)with respect to a Ginnie Mae eNote Pooled Loan, the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Rocket Seller;
(vii)with respect to a Ginnie Mae eNote Pooled Loan, the eNote Secured Party status of the eNote on the MERS eRegistry reflects the MERS Org ID of Ginnie Mae;
(viii)other than with respect to a Ginnie Mae eNote Pooled Loan, the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;
(ix)with respect to a Ginnie Mae eNote Pooled Loan, the Delegatee status of the eNote on the MERS eRegistry is blank;
(x)the Master Servicer Field status of the eNote on the MERS eRegistry reflects the MERS Org ID of Rocket Seller;
(xi)the Subservicer Field status of the eNote on the MERS eRegistry (i) reflects, if there is a third-party subservicer, such subservicer’s MERS Org ID or (ii) if there is not a subservicer, is blank;
(xii)there is no Control Failure, eNote Secured Party Failure, eNote Replacement Failure or Unauthorized Servicing Modification with respect to such eNote;
(xiii)the eNote is a valid and enforceable Transferable Record or is a valid and enforceable “general intangible” or “payment intangible” within the meaning of the UCC;
(xiv)other than with respect to a Ginnie Mae eNote Pooled Loan, there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and
(xv)there is no paper copy of the eNote in existence nor has the eNote been papered-out.
    Sch. 1-19
LEGAL02/41757657v8

(aaaa)TRID Compliance.  To the extent applicable, effective with respect to applications taken on or after October 3, 2015, such Mortgage Loan was originated in compliance with the Consumer Financial Protection Bureau's TILA-RESPA Integrated Disclosure Rule.
    Sch. 1-20
LEGAL02/41757657v8

SCHEDULE 2
RESPONSIBLE OFFICERS
ROCKET SELLER AUTHORIZATIONS
Any of the persons whose name and titles appear below are authorized, acting singly, to act for the Rocket Seller under this Agreement:

AUTHORIZED REPRESENTATIVES

Name	Title
Robert Walters	Chief Executive Officer
Tim Birkmeier	President and Chief Operating Officer
Amy Bishop	EVP, Secretary and General Counsel
Brian Brown	Treasurer
Heather Lovier	Chief Client Experience Officer
William Banfield	Chief Risk Officer & Executive Vice President
Matthew Stoffer	Executive Vice President of Mortgage Banking
Jennifer (Becky) Vosler	Senior Director, Treasury Operations
Kate Nadaskay	Senior Team Leader, Treasury Operations
    Sch. 2-1
LEGAL02/41757657v8

Rachel Compton	Team Leader, Treasury Operations
Renee Jones	Senior Treasury Operations Analyst
Sarah Holtz	Senior Treasury Operations Analyst
Connor Doyle	Team Leader, Treasury Operations
Alex Draper	Senior Treasury Operations Analyst
Jessica Faga	Senior Director, Transaction Management
Ioan Apetroaei	Transaction Manager II
Morgan Klein	Transaction Manager II
Natalie Hofmeister	Transaction Manager II
Tiago Machado	Transaction Manager I
Jacob Drinkard	Transaction Manager I
Austin Corriveau	Transaction Manager I
Darryis King	Transaction Management Analyst
    Sch. 2-2
LEGAL02/41757657v8

J Vincent Arniego	Transaction Management Analyst
Isabella Kroczaleski	Transaction Management Analyst
Michael Codd	Senior Team Leader, Capital Markets
Lindsey Perry	Senior Team Leader, Capital Markets
Bob Impemba	Senior Team Leader, Capital Markets
Heather McPherson	Director, Post Closing
Allison Poloni	Senior Team Leader, Capital Markets
Jamie Licavoli	Senior Director, Post Closing
Daniel Domagala	Team Leader, Capital Markets
Chris Carroll	Senior Team Leader, Capital Markets
Natasha Bell	Team Leader, Capital Markets
Haley Edmunds	Collateral Coordinator III
    Sch. 2-3
LEGAL02/41757657v8

Travis King	Team Captain, Capital Markets
Paul Weisenstein	Collateral Coordinator II
Emily Jakowinicz	Collateral Coordinator I
Anlena Page	Collateral Coordinator I
Ndia Taylor	Collateral Coordinator I
Courtney Gunn	Collateral Coordinator I
Robert Lanfear	Vice President, Capital Markets
John Fioretti	Director, MSR Desk
Kyle Symoniak	Vice President, Capital Markets
Stephen Theos	Director, Hedge Desk
Evan Putt	MBS Trader II
Jaclyn Bell	Head MBS Trader
Ross Pendergast	MBS Trader I
Ashley Barto	Trader II
Mike Hoover	Trader I
    Sch. 2-4
LEGAL02/41757657v8

Luke Wharton	Trader II
Nick Edwards	Trader I
Ryan Poland	Trader I
Tyler Wilson	Trader I
Stacy Blick	Trader II
Chris Floros	Director, Treasury
Rob Gregory	Treasury Manager
Katie Mulville	Treasury Manager
LaQuanda Sain	EVP, Servicing
Jaime Harrison	Senior Team Leader, Capital Markets
Jeff Wilk	Team Leader, Capital Markets
Aleshia Pfister	Senior Team Leader, Capital Markets

    Sch. 2-5
LEGAL02/41757657v8

RESPONSIBLE OFFICERS

ONE REVERSE SELLER AUTHORIZATIONS
Any of the persons whose name and titles appear below are authorized, acting singly, to act for the One Reverse Seller under this Agreement:
AUTHORIZED REPRESENTATIVES

Name	Title
Jay Farner	Chairman
Michael Stidham	President

    Sch. 2-6
LEGAL02/41757657v8

BUYER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Signature
Kathleen Donovan Chi Ma Hye-Eun Cheong	Managing Director Executive Director Executive Director	[***] [***] [***]
    Sch. 2-7
LEGAL02/41757657v8

SCHEDULE 3
SCHEDULED INDEBTEDNESS
Agreements, Indentures and Instruments
[***]
    Sch. 3-1
LEGAL02/41757657v8

SCHEDULE 4
WIRING INSTRUCTIONS
BUYER:

Bank Name: UBS AG, Stamford, CT
ABA#: [***]
A/C#: [***]
FBO: UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

SELLER:

Bank Name: JPMorgan Chase Bank, N.A.
ABA/Routing Number: [***]
Account Name: Rocket Mortgage Operating Account
Account Number: [***]

Address:

JP Morgan Chase Bank, N.A.
1116 W. Long Lake Rd.
Bloomfield Hills, MI 48302

    Sch. 4-1
LEGAL02/41757657v8

SCHEDULE 11(f)
LITIGATION

[***]

    Exh. A-1
LEGAL02/41757657v8

EXHIBIT A
FORM OF TEMPORARY INCREASE REQUEST
UBS AG
1285 Avenue of the Americas
New York, NY 10019
Attention: Kathleen Donovan
Telephone: [***]
Email: [***]
Re:    The Second Amended and Restated Master Repurchase Agreement, dated as of November 4, 2022 (the “Repurchase Agreement”), among UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK (“Buyer”), ROCKET MORTGAGE, LLC (“Rocket Seller”) and ONE REVERSE MORTGAGE, LLC (“One Reverse Seller” and together with Rocket Seller, each, a “Seller” and, collectively, the “Sellers”).
Ladies and Gentlemen:
In accordance with Section 3(e) of the Repurchase Agreement, Buyer hereby consents to a Temporary Increase of the Maximum Aggregate Purchase Price or the Maximum Committed Purchase Price as further set forth below:
Amount of Temporary Increase: $__________________.
Temporary Maximum Aggregate Purchase Price: $__________________.
Temporary Maximum Committed Purchase Price: $__________________.
Temporary Maximum Uncommitted Purchase Price: $__________________.
Effective date: [ ]
Expiration date: [ ]
On and after the effective date indicated above and until the expiration date indicated above, the Maximum Aggregate Purchase Price and/or Maximum Committed Purchase Price (if applicable) shall equal the Temporary Maximum Aggregate Purchase Price and/or Temporary Maximum Committed Purchase Price, respectively, indicated above for all purposes of the Repurchase Agreement and all calculations and provisions relating to the Maximum Aggregate Purchase Price and/or Maximum Committed Purchase Price shall refer to the Temporary Maximum Aggregate Purchase Price and/or Temporary Maximum Committed Purchase Price, respectively, including without limitation, Concentration Limits.
Unless otherwise terminated pursuant to the Repurchase Agreement, this Temporary Increase shall terminate on the expiration date indicated above. Upon the termination of this Temporary Increase, Sellers shall repurchase Purchased Mortgage Loans such that (i) the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Aggregate Purchase Price and (ii) the applicable portion of the aggregate outstanding Purchase Price of all Transactions does not exceed any Concentration Limit.
All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Repurchase Agreement.
    Exh. A-2
LEGAL02/41757657v8

ROCKET MORTGAGE, LLC, as a Seller
By:     ___________________________________
Name:
Title:
ONE REVERSE MORTGAGE, LLC, as a Seller
By:     ___________________________________
Name:
Title:

Agreed and Consented by:
UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, as Buyer
By:     ___________________________________
Name:
Title:

By:     ___________________________________
Name:
Title:

Date: ________________

    Exh. A-3
LEGAL02/41757657v8

EXHIBIT B
FORM OF SELLER’S OFFICER’S CERTIFICATE
The undersigned, ____________ of [Rocket Mortgage, LLC, a Michigan limited liability company], [One Reverse Mortgage, LLC, a Delaware limited liability company] (the “Seller”), hereby certifies as follows:
1.    Attached hereto as Exhibit 1 is a copy of the [Certificate of Conversion/Articles of Organization of Seller as amended by Certificate of Amendment to the Articles of Organization of the Seller] [Certificate of Incorporation, Certificate of Renewal and Revival of Certificate of Incorporation, Certificate of Amendment to Certificate of Incorporation, Certificate of Conversion, Certificate of Formation and Certificate of Amendment to the Certificate of Formation of Seller], as certified by the Secretary of State of the State of [Michigan][Delaware].
2.    [Attached hereto as Exhibit 2 is a true, correct and complete copy of the Second Amended and Restated Operating Agreement of Seller which continues in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification, with the exception of updating officer schedules, since July 31, 2021.][Attached hereto as Exhibit 2 is a true, correct and complete copy of Limited Liability Company Agreement of Seller, dated as of December 26, 2007, as amended by Amendment No. 1 thereto, dated as of January 31, 2008, as further amended by Amendment No. 2 thereto, dated as of March 19, 2008, as further amended by Amendment No. 3 thereto, dated as of May 1, 2008, which continues in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since May 1, 2008.]
3.    Attached hereto as Exhibit 3 is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Seller by unanimous written consent on _________ __, 2022 (the “Resolutions”). The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the Board of Directors of the Seller or by any committee of or designated by such Board of Directors relating to the execution and delivery of, and performance of the transactions contemplated by the Second Amended and Restated Master Repurchase Agreement dated as of November 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among the Seller, [Rocket Mortgage, LLC, as a seller] [One Reverse Mortgage, LLC, as a seller] and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”).
4.    The Repurchase Agreement is substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.
5.    Attached hereto as Exhibit 4 is a list of agents, officers or representatives of Seller, who signed the agreements, documents or certificates delivered in connection with the transaction. Each of such agents, officers or representatives is duly elected or appointed, qualified and acting in the capacity set forth beside their name.
    Exh. B-1
LEGAL02/41757657v8

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the __ day of __________, 2022.
[ROCKET MORTGAGE, LLC], [ONE REVERSE MORTGAGE, LLC] as Seller
By:
Name:
Title:

    Exh. B-2
LEGAL02/41757657v8

Exhibit 3 to Officer’s Certificate of the Seller
RESOLUTIONS OF SELLER

WHEREAS, it is in the best interests of the Company to transfer from time to time to UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”) Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Company such Mortgage Loans at a date certain or on demand, against the transfer of funds by Company pursuant to the terms of the Repurchase Agreement (as defined below).
NOW, THEREFORE, BE IT RESOLVED, that the execution, delivery and performance by the Company of the Second Amended and Restated Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) to be entered into by the Company, [Rocket Mortgage, LLC, as a seller] [One Reverse Mortgage, LLC, as a seller] and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, as Buyer, substantially in the form of the draft dated [_____], 2022, attached hereto as Exhibit A, and the other Program Documents (as defined in the Repurchase Agreement), are hereby authorized and approved and that the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Vice President – Capital Markets/Risk Management, Secretary or corporate counsel (collectively, the “Authorized Officers”) be and each of them hereby is authorized and directed to execute and deliver the Repurchase Agreement and the other Program Documents to the Buyer with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval.
RESOLVED, that the Authorized Officers hereby are, and each hereby is, authorized to execute and deliver all such aforementioned agreements on behalf of the Company and to do or cause to be done, in the name and on behalf of the Company, any and all such acts and things, and to execute, deliver and file in the name and on behalf of the Company, any and all such agreements, applications, certificates, instructions, receipts and other documents and instruments, as such Authorized Officer may deem necessary, advisable or appropriate in order to carry out the purposes of the foregoing resolutions.
RESOLVED, that the proper officers, agents and counsel of the Company are, and each of such officers, agents and counsel is, hereby authorized for and in the name and on behalf of the Company to take all such further actions and to execute and deliver all such other agreements, instruments and documents, and to make all governmental filings, in the name and on behalf of the Company and such officers are authorized to pay such fees, taxes and expenses, as advisable in order to fully carry out the intent and accomplish the purposes of the resolutions heretofore adopted hereby.
RESOLVED, that the actions of the Company’s officers and corporate counsel (and any person authorized to act by the Company’s officers and/or corporate counsel) which were heretofore undertaken in the name of and for the benefit of the Company and which actions would have been authorized by the foregoing resolutions except that such actions were taken before the adoption of such resolutions, are hereby ratified, confirmed, approved, authorized and adopted by the Board of Directors in all respects as being in the best interests of the Company, and as being the agreement of and the authorized and approved actions of the Company undertaken in the name of and on behalf of the Company; provided, such actions were lawful, undertaken solely in furtherance of the Company’s interests; were within the course and scope of the officer’s/person’s assigned duties; and were conducted in a manner consistent with the officer’s/person’s duty of loyal, fidelity and good faith, and their duty to provide honest services.
    Exh. B-3
LEGAL02/41757657v8

RESOLVED, that (a) any certifications of the Secretary, Company’s officers or corporate counsel of the Company as to any resolutions; (b) any legal opinions of in-house employed lawyers; (c) any officer certificates; and (d) any schedules heretofore executed and provided in connection with or related to the Repurchase Agreement are hereby approved, authorized and adopted by the Board of Directors in all respects as being in the best interests of the Company, and as being the authorized and approved actions of the Company undertaken in the name of and on behalf of the Company as of the date stated therein.

Dated as of:    ___________ ___, 20__
    Exh. B-4
LEGAL02/41757657v8

EXHIBIT C
FORM OF SERVICER NOTICE
[Date]
[________________], as Servicer
[ADDRESS]
Attention: ___________
Re:    Second Amended and Restated Master Repurchase Agreement, dated as of November 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Rocket Mortgage, LLC (“Rocket Seller” and a “Seller”), One Reverse Mortgage, LLC (“One Reverse Seller”, a “Seller”, and, together with Rocket Seller, the “Sellers”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”).
Ladies and Gentlemen:
[___________________] (the “Servicer”) is servicing certain mortgage loans for Sellers pursuant to that certain Servicing Agreement between the Servicer and Sellers. Pursuant to the Agreement, the Servicer is hereby notified that Sellers have pledged to Buyer certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Buyer.
Upon receipt of a Notice of Event of Default from Buyer in which Buyer shall identify the mortgage loans which are then pledged to Buyer under the Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer.
Notwithstanding any contrary information which may be delivered to the Servicer by Sellers, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Sellers shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.
Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses: UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, 1285 Avenue of the Americas, New York, NY 10019; Attention: Kathleen Donovan; Telephone: (212) 713-9972.
    Exh. C-1
LEGAL02/41757657v8

Very truly yours,
ROCKET MORTGAGE, LLC
By:
Name:
Title:
ONE REVERSE MORTGAGE, LLC
By:
Name:
Title:
ACKNOWLEDGED:
[__________________],
as Servicer
By:
Name:
Title:
    Exh. C-2
LEGAL02/41757657v8

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, as Buyer
By:
Name:
Title:

By:
Name:
Title:

    Exh. C-3
LEGAL02/41757657v8

EXHIBIT D
RESERVED

    Exh. D-1
LEGAL02/41757657v8

EXHIBIT E
FORM OF POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that [Rocket Mortgage, LLC] [One Reverse Mortgage, LLC] (the “Seller”) hereby irrevocably constitutes and appoints UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of the Second Amended and Restated Master Repurchase Agreement, dated November 4, 2022 among Seller, [Rocket Mortgage, LLC/One Reverse Mortgage, LLC] and Buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), including, without limitation, protecting, preserving and realizing upon the Repurchase Assets (as defined in the Repurchase Agreement), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Repurchase Agreement, and to file such financing statement or statements relating to the Repurchase Assets as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, subject to the terms of the Repurchase Agreement, to do the following:
(a)in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to the Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;
(aaab)to pay or discharge taxes and liens levied or placed on or threatened against the Repurchase Assets;
(aaac)(i) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (vii) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;
(aaad)for the purpose of carrying out the transfer of servicing with respect to the Repurchase Assets from Seller to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments
    Exh. E-1
LEGAL02/41757657v8

which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Repurchase Assets, transferring the servicing of the Repurchase Assets to a successor servicer appointed by Buyer in its sole discretion;
(aaae)for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.
Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised pursuant to the terms of the Repurchase Agreement.
Seller also authorizes Buyer, subject to the terms of the Repurchase Agreement, from time to time, to execute, in connection with any sale of Repurchase Assets provided for in Section 14 of the Repurchase Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.
The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

    Exh. E-2
LEGAL02/41757657v8

IN WITNESS WHEREOF Seller has caused this power of attorney to be executed and Seller’s seal to be affixed this __ day of _____, 20__.
[Rocket Mortgage, LLC
(Seller)
By:
Name:
Title:]
[One Reverse Mortgage, LLC
(Seller)
By:
Name:
Title:]

    Exh. E-3
LEGAL02/41757657v8

Acknowledgment of Execution by Seller (Principal):
STATE OF      )
     )    ss.:
COUNTY OF      )
On the __ day of         , 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as                  for [Rocket Mortgage, LLC] [One Reverse Mortgage, LLC] and that by his or her signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.
_____________________________
Notary Public
Print name
Notary Public, State of
County of
Acting in the County of
My Commission expires
    Exh. E-4
LEGAL02/41757657v8

EXHIBIT F
FORM OF SECTION 7 CERTIFICATE
Reference is hereby made to the Second Amended and Restated Master Repurchase Agreement dated as of November 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Rocket Mortgage, LLC (the “Rocket Seller” and a “Seller”), One Reverse Mortgage, LLC (the “One Reverse Seller”, a “Seller” and together with the Rocket Seller, the “Sellers”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”). Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:
1.    It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for U.S. federal income tax purposes (in which case a copy of this Section 7 Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).
2.    It is the beneficial owner of amounts received pursuant to the Agreement.
3.    It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.
4.    It is not a 10-percent shareholder of any Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.
5.    It is not a controlled foreign corporation that is related to any Seller within the meaning of section 881(c)(3)(C) of the Code.
6.    Amounts paid to it under the Agreement and the other Program Documents (as defined in the Agreement) are not effectively connected with its conduct of a trade or business in the United States.
Dated:
[NAME OF UNDERSIGNED]
By:
Name:
Title:
    Exh. F-1
LEGAL02/41757657v8

EXHIBIT G
FORM OF SECURITY RELEASE CERTIFICATION
[insert date]
UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York
1285 Avenue of the Americas
New York, New York 10019
Attention: Kathleen Donovan
    Re:    Security Release Certification

In accordance with the provisions below and effective as of ___[DATE]________ [ ] (“[ ]”) hereby relinquishes any and all right, title and interest it may have in and to the Mortgage Loans described in Annex A attached hereto upon purchase thereof by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”) from Sellers named below pursuant to that certain Second Amended and Restated Master Repurchase Agreement, dated as of November 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) as of the date and time of receipt by [ ] of an amount at least equal to the amount then due to [ ] as set forth on Annex A for such Mortgage Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and shall be released to Sellers named below or its designees as of the Date and Time of Sale. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Name and Address of Lender:

        [Custodian]
        [ ]
        For Credit Account No. [ ]
        Attention: [ ]
        Phone: [ ]
        Further Credit – [ ]

[NAME OF WAREHOUSE LENDER]
By:___________________________
Name:
Title:
    Exh. G-1
LEGAL02/41757657v8

Each Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Mortgage Loans to Buyer, the security interests in the Mortgage Loans released by the above named corporation comprise all security interests in any and all such Mortgage Loans. Each Seller warrants that, as of such time, there are and will be no other security interests in any or all of such Mortgage Loans.

ROCKET MORTGAGE, LLC
            By:_________________________________
    Name:
Title:

ONE REVERSE MORTGAGE, LLC
            By:_________________________________
    Name:
Title:

ANNEX TO SECURITY RELEASE CERTIFICATION

[List of Loans]

    Exh. G-2
LEGAL02/41757657v8